Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and between

PEARCE INDUSTRIES, INC.

as Seller

and

DRIL-QUIP, INC.

as Buyer

dated as of

October 14, 2016

(i)

(ii)

Exhibits

A – CIC Plan

B – Employee Benefits Transition Services Agreement

C – Employment Agreement

D – Escrow Agreement

E – Excluded Assets

F – IP Agreement

G – Property Rights Agreement

H – Tax Sharing Termination Agreement

I – 5151 Gasmer Lease

Schedules

2.04(a) – Sample Working Capital Calculation

(iii)

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of October 14, 2016, is entered into by and between Pearce Industries, Inc., a Delaware corporation (“Seller”), and Dril-Quip, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock, par value $100.00 (the “Shares”), of TIW Corporation, a Texas corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“338 Disputed Amounts” has the meaning set forth in Section 2.05(e)(iv).

“338 Statement” has the meaning set forth in Section 2.05(d).

“338 Independent Accountant” has the meaning set forth in Section 2.05(e)(iv).

“338(g) Make-Whole Payment” has the meaning set forth in Section 2.05.

“338 Resolution Period” has the meaning set forth in Section 2.05(e)(ii).

“338 Review Period” has the meaning set forth in Section 2.05(e)(i).

“338 Statement of Objections” has the meaning set forth in Section 2.05(e)(ii).

“338 Undisputed Amounts” has the meaning set forth in Section 2.05(e)(iv).

“5151 Gasmer Property” means that certain 3.9495 acres of land, more or less, being all of Unrestricted Reserve “A” of Texas Iron Works Subdivision, recorded in Volume 673, Page 182 of the Map Records of Harris County, Texas, together with all improvements thereon.

“Accrued Taxes” means accrued Taxes determined in accordance with GAAP; provided, however, that Accrued Taxes shall not include Taxes that Seller will be obligated to pay in connection with filing Consolidated Returns pursuant to Section 6.02(a) and for which the Target Companies will not have liability after the Closing.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 6.05(c).

“Allowed Set-Off Amount” has the meaning set forth in Section 5.18(i).

“Applicable Insurance Recoveries” has the meaning set forth in Section 8.04(e).

“Applicable Recoveries” has the meaning set forth in Section 8.04(e).

“Applicable Tax Recoveries” has the meaning set forth in Section 8.04(e).

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 8.04(b).

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Houston, Harris County, Texas are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Designees” means Blake T. DeBerry, James A. Gariepy, James C. Webster, Jerry M. Brooks, Thomas E. Owen and Thomas Graham.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means PricewaterhouseCoopers LLP.

“Cap” has the meaning set forth in Section 8.04(b).

“Cash” means the amount of cash and bank deposits of the Target Companies as reflected in bank statements, less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, including as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“CIC Plan” means the TIW Corporation Change in Control Retention Bonus Plan in the form attached hereto as Exhibit A adopted by the Company effective on or about October 14, 2016 for the benefit of certain key employees of the Company identified in Section 3.08 of the Disclosure Schedules.

“CIC Plan Amount” means the maximum aggregate amount of all Retention Payments payable by the Company under the CIC Plan assuming, for these purposes, that all of the key employees listed in Exhibit A to the CIC Plan receive the full amount of the Retention Payments shown next to their respective names on Exhibit A to the CIC Plan.

“Closing” has the meaning set forth in Section 2.07.

“Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Closing Date” has the meaning set forth in Section 2.07.

“Closing Date Income Tax Receivables” means any and all income tax receivables of the Target Companies as of the open of business on the Closing Date, including any Tax refunds issued with respect to any of the Target Companies for a Pre-Closing Tax Period.

“Closing Payment” has the meaning set forth in Section 2.02.

“Closing Working Capital” means: (i) the Current Assets of the Target Companies, less (ii) the Current Liabilities of the Target Companies, in each case determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Debt” means Debt of the Target Companies.

“Company Employees” means the individuals employed by the Target Companies as of the Closing Date.

“Company Intellectual Property” means (i) all Owned Company Intellectual Property and (ii) all Intellectual Property held for use by any of the Target Companies other than under or pursuant to a Company IP Agreement.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, confidentiality agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any of the Target Companies is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Consolidated Returns” means any and all Tax Returns of the Seller Group.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Corpus Christi Property” means, collectively, (i) Lots W and X, Block Ten (10), Corpus Christi Industrial District Section Two, recorded in Volume 32, Page 113, of the Map Records of Nueces County, Texas and (ii) the land conveyed to the Company by deed dated August 7, 1951, executed by R.G. Gudeen and wife, Florence Gudeen and recorded in Volume 524, Page 433, et seq, of the Deed Records of Nueces County, Texas.

“Current Assets” means any and all accounts receivable, inventory, and prepaid expenses of the Target Companies, determined in accordance with GAAP. Notwithstanding anything to the contrary herein, Current Assets shall not include (a) Cash, (b) Old Receivables, (c) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing and (d) any Excluded Assets. For purposes of this definition, the Buyer will be deemed to have received the benefit following the Closing of all prepaid expenses except to the extent that, upon a request by Buyer or a Target Company for cancellation or refund of any prepaid expense, the Person to whom such prepaid expense was paid should properly exercise a right to retain all or some portion of such prepaid expense without obligation to provide any refund or other benefit to the Target Companies for the portion of such prepaid expense so retained.

“Current Liabilities” means any and all accounts payable, Accrued Taxes and accrued expenses of the Target Companies, determined in accordance with GAAP. Notwithstanding anything to the contrary herein, Current Liabilities shall not include (a) those Seller’s Transaction Expenses paid by Buyer at the Closing and deducted from the Closing Payment pursuant to Section 2.02(b), (b) accounts payable owed to any of the Target Companies, (c) current income tax payables that Seller will be obligated to pay in connection with filing Consolidated Returns pursuant to Section 6.02(a) and for which the Target Companies will not have liability after the Closing, (d) current liabilities associated with the Unfunded Retirement Plan, (e) any liabilities of the Company under the CIC Plan and (f) current liabilities related to the Excluded Assets.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees, and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures, or similar Contracts or other arrangements for borrowed money, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business), (d) under capital leases (in accordance with GAAP), (e) for the face value of all letters of credit, performance bonds and bankers’ acceptances issued for the account of such Person, (f) outstanding checks to the extent such checks cause an overdraft, (g) amounts received by any of the Target Companies from customers as prepayment for goods or services to be rendered after the applicable date of determination and (h) in the nature of guarantees and keepwell arrangements of such Person of the obligations described in clauses (a) through (g) of any other Person.

“Designers” means those employees and independent contractors of the Target Companies identified in Section 3.08 of the Disclosure Schedules.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules attached hereto delivered by Seller to Buyer.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“DOJ” has the meaning set forth in Section 5.08(b).

“Dollars or $” means the lawful currency of the United States.

“Employee Benefits Transition Services Agreement” means the Employee Benefits Transition Services Agreement by and between Seller and Buyer in the form attached hereto as Exhibit B to be executed and entered into at the Closing.

“Employment Agreements” means those separate Employment Agreements in the form attached hereto as Exhibit C being executed at or about the time of the execution of this Agreement, but to be effective as of the Closing Date, by the Company with each of the employees identified in Section 3.08 of the Disclosure Schedules.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but excluding (i) those that may arise by virtue of actions taken by or on behalf of Buyer, its Affiliates or its Representatives; (ii) restrictions on transfer that may be imposed by federal or state securities Laws; or (iii) any restrictions arising under this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs) and in each case as amended: CERCLA; the Solid Waste Disposal Act, including as amended by the Resource Conservation and Recovery Act of 1976, including as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, including as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1963, including as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, written notice of violation or infraction, or written notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit authorized by or issued pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with any of the Target Companies as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 8.09(a).

“Escrow Agent” means Wells Fargo Bank, National Association, a national banking association.

“Escrow Agreement” means the Escrow Agreement by and among Buyer, Seller and Escrow Agent in the form attached hereto as Exhibit D to be executed and entered into at the Closing.

“Escrow Amount” means $14,800,000.

“Estimated Cash Amount” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Excluded Assets” means the assets of the Company set forth on Exhibit E hereto.

“Expiration Date” means the date that is eighteen (18) months after the Closing Date.

“Final Cash Amount” has the meaning set forth in Section 2.04(b)(i).

“Financial Statements” has the meaning set forth in Section 3.06.

“FTC” has the meaning set forth in Section 5.08(b).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“GE Hydril Line of Products” means the GE O&G Hydril Annular Blowout Preventer, including, without limitation, the hydraulic piston, the packing unit, the elastomer compounds and the valves associated therewith.

“GE O&G” means General Electric Oil & Gas.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is defined as hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“IP Agreement” means those separate Invention and Confidential Non-Disclosure Agreements in the form attached hereto as Exhibit F to be entered into by the Company with each of the Designers.

“Law” means any statute, law, ordinance, regulation, rule, code, Governmental Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.07(b).

“Losses” means losses, damages, liabilities, Actions, costs or expenses actually incurred, including (x) reasonable attorneys’ fees, (y) costs of enforcing any right to indemnification hereunder and (z) costs incurred to mitigate or minimize Losses to the extent required pursuant to Section 8.04(f); provided, however, (i) Losses shall not include punitive or speculative damages (except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party) and (ii) the determination of the amount of Losses for purposes of this Agreement shall be subject to adjustment in accordance with Section 8.04(e).

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition, prospects or assets of the Target Companies, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Target Companies operate; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, including any action taken (or omitted to be taken) with the written consent or at the written request of Buyer, except those pursuant to Section 3.05 and Section 5.08; (vi) any changes in applicable Laws or accounting rules, including GAAP; and (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Target Companies compared to other participants in the industries in which the Target Companies conduct their respective businesses.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Loss” means any Loss from any individual claim (or series of claims arising from the same or substantially similar facts or circumstances) of more than $50,000.

“Material Real Property” has the meaning set forth in Section 5.09(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“Old Receivables” means all accounts receivable of the Target Companies that are more than one hundred twenty (120) days old from invoice date as of the open of business on the Closing Date.

“Old Receivables List” has the meaning set forth in Section 2.08.

“Old Receivables Option Period” has the meaning set forth in Section 5.18(f).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Ordinary Course of Business” means the ordinary course of business as presently conducted, substantially consistent with past custom and practice (including with respect to quantity and frequency), of the Target Companies.

“Outside Date” means the date that is ninety (90) days after the date of this Agreement.

“Owned Company Intellectual Property” means all Intellectual Property that is owned by any of the Target Companies.

“Owned Real Property” means the parcels of Real Property in which any of the Target Companies has a fee ownership interest.

“Pearce 401(k)” has the meaning set forth in Section 7.03(j).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing 338(g) Professional Fees” means any and all accounting and legal fees incurred by Seller after Closing to the extent reasonably required in connection with any Section 338(g) Election and determination of the 338(g) Make-Whole Payment.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of any of the Target Companies for any Pre-Closing Tax Period.

“Prime Rate” means, as of any time, the rate of interest per annum equal to the “prime” rate, as most recently published in the “Money Rate” section of The Wall Street Journal. If a range of prime interest rates per annum is so published, “Prime Rate” shall mean the highest rate per annum in such published range.

“Property Rights Agreement” means the Property Rights Agreement by and among the Company and Waukesha-Pearce and acknowledged by Buyer in the form attached hereto as Exhibit G to be executed and entered into at the Closing.

“Purchase Price” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by any of the Target Companies, together with all buildings, structures and facilities located thereon, and all easements, licenses and other property rights of any of the Target Companies.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means, except as set forth in Article I of the Disclosure Schedules, any business, activity, enterprise or operation that is related to or involves:

(a)    the design, manufacture, sale or rental of any type of equipment or other product that is similar to or competitive with any equipment or products that have been designed, manufactured, sold or rented by any of the Target Companies within fifteen (15) years prior to the Closing, including, without limitation, (i) conventional and expandable liner-hanger systems, (ii) Kelly and safety valves and (iii) production packers; or

(b)    the provision of services of any type or nature that is similar to or competitive with the services that have been provided by any of the Target Companies within fifteen (15) years prior to the Closing, including, without limitation, (i) tool rental and service and (ii) honing and boring services.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Retention Payment” has the meaning given to that term in the CIC Plan.

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Second Request” has the meaning set forth in Section 5.08(b).

“Section 338(g) Election” has the meaning set forth in Section 6.05(b).

“Section 338(h)(10) Election” has the meaning set forth in Section 6.05(a).

“Seller” has the meaning set forth in the preamble.

“Seller Group” means (a) the affiliated group as defined in Section 1504(a) of the Code of which Seller is the common parent, and (b) with respect to each state, local or foreign jurisdiction in which Seller or its Subsidiaries files a consolidated, combined or unitary Tax Return and in which any of the Target Companies is or is required to be included, the group with respect to which such Tax Return is filed.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller Office Building” means that certain single story office building occupied by Seller and commonly known as 12312 South Main, Houston, Harris County, Texas.

“Seller Parties” means (i) Seller, (ii) Seller’s Affiliates (other than the Target Companies), (iii) any and all Persons who own, directly or indirectly, any shares of capital stock in Seller (including the beneficiaries of any trust that owns shares of capital stock in Seller) and (iv) any Affiliate of the Persons identified in the preceding clause (iii).

“Seller’s Accountants” means Hein & Associates LLP.

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Stephen Pearce, Gary M. Pearce, Louis Pearce III, Britt O. Braddick or Chan Washington.

“Seller’s Transaction Expenses” means any and all legal, accounting, consulting, investment banking, investment advisory and other third party fees, costs and expenses of Seller or any of the Target Companies relating to or arising as a result of the transactions contemplated hereby that remain unpaid and outstanding as of the Closing, including, without limitation, (i) any and all legal fees incurred by Seller or the Company with Thompson & Knight LLP in connection with the transactions contemplated hereby, (ii) any and all professional fees incurred by Seller or any of the Target Companies with Seller’s Accountants in connection with the transactions contemplated hereby and (iii) the fees and commissions owed to PPHB LLP in respect of the transactions contemplated hereby.

“Shares” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such Person, directly or indirectly, owns or controls (i) a majority of the outstanding share capital or other equity interests or (ii) a sufficient number of its voting securities or other interests with voting power to elect a majority of the board of directors or other governing body performing similar functions, (b) such Person is a general partner or managing member or (c) such Person otherwise holds rights under agreements or otherwise to elect a majority of the board of directors or other governing body performing similar functions.

“Survey” has the meaning set forth in Section 5.09(b).

“Target Companies” means the Company and the Company Subsidiaries.

“Target Company” means any one of the Target Companies.

“Target Working Capital” means thirty-nine million dollars ($39,000,000).

“Tax Consideration” means the Purchase Price, as adjusted hereunder, plus any other known items constituting consideration for applicable income tax purposes as required by Law, including items of contingent consideration that have not yet been paid to Seller, where applicable.

“Tax Claim” has the meaning set forth in Section 6.06.

“Tax Proceeding” means any audit, examination, contest, litigation or other proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Termination Agreement” means the Tax Sharing Termination Agreement by and between Seller, Company and the other parties thereto in the form attached hereto as Exhibit H to be executed and entered into at the Closing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territory” means all of the world.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Title Commitment” has the meaning set forth in Section 5.09(a).

“Title Company” means Stewart Title Guaranty Company.

“Title Policies” has the meaning set forth in Section 5.09(a)(i).

“Title Policy” has the meaning set forth in Section 5.09(a)(i).

“TIW Canada” means TIW Canada, Ltd., a Canadian limited partnership.

“TIW Names” has the meaning set forth in Section 5.12.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Tax Sharing Termination Agreement, the Employment Agreements, the Employee Benefits Transition Services Agreement and the forms and documents required to make a Section 338(h)(10) Election.

“Undisputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Unfunded Retirement Plan” means the Pearce Industries Retiree Reimbursement Account.

“Union” has the meaning set forth in Section 3.21(b).

“Unresolved Claims” has the meaning set forth in Section 8.09(b).

“Vehicles” means those vehicles listed on Section 5.01 of the Disclosure Schedules.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to employee notice of plant closings, relocations, mass layoffs and employment losses.

“Waukesha-Pearce” means Waukesha-Pearce Industries, Inc., a Texas corporation and wholly-owned Subsidiary of Seller.

ARTICLE II.

PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares for the consideration specified in Section 2.02. Buyer and Seller acknowledge and agree that (i) the Purchase Price has been calculated, and is being paid, based on the agreement and understanding that the Target Companies will not own as of the Closing any of the Excluded Assets and (ii) the Excluded Assets that might otherwise be Current Assets will not be included as Current Assets in the Estimated Closing Working Capital Statement or the Closing Working Capital Statement for purposes of this Agreement.

Section 2.02    Purchase Price. The aggregate purchase price for the Shares shall be one hundred forty-two million and seven hundred thousand dollars ($142,700,000) (the “Purchase Price”), subject to the adjustments provided for in Section 2.04. At the Closing, Buyer will pay the Purchase Price, subject to any Closing Adjustment pursuant to Section 2.04(a) (as so adjusted, the “Closing Payment”), by wire transfer of immediately available funds as follows:

(a)    Company Debt. Buyer will pay, on behalf of and for the benefit of Seller, the aggregate amount required to be paid (including principal, interest, prepayment penalties and premiums and other fees or expenses) in order to fully prepay and discharge all Company Debt as of the Closing Date (as determined pursuant to the pay-off letters delivered by Seller pursuant to Section 2.03(b)(ii)).

(b)    Seller Transaction Expenses. Buyer will pay, on behalf of and for the benefit of Seller, any unpaid Seller’s Transaction Expenses in accordance with the instructions set forth in the certificate delivered at the Closing by Seller pursuant to Section 2.03(b)(iii).

(c)    Escrow Amount. Buyer will pay the Escrow Amount to the Escrow Agent in accordance with wire transfer instructions provided by the Escrow Agent, which amount will be thereafter held and disbursed by the Escrow Agent in accordance with the provisions of Section 8.09 and the provisions of the Escrow Agreement.

(d)    Remainder of Closing Payment to Seller. Buyer will pay the remainder of the Closing Payment, net of the amounts paid and retained pursuant to Section 2.02(a), Section 2.02(b) and Section 2.02(c), to an account of Seller designated in writing by Seller to Buyer no later than two (2) Business Days prior to the Closing Date.

Section 2.03    Closing Deliveries.

(a)    Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver to Seller (in addition to the Closing Payment in accordance with, and pursuant to, Section 2.02(d)):

(i)    a duly executed copy of each of the Transaction Documents other than this Agreement as signed on behalf of Buyer;

(ii)     a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(iv)    all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.02.

(b)    Seller’s Closing Deliveries. At the Closing, Seller shall deliver to Buyer:

(i)    stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii)    pay-off letters from each of the holders of any Company Debt containing instructions for the repayment in full of such Company Debt as of the Closing Date, including a commitment to release all Encumbrances securing such Company Debt upon payment of the full pay-off amounts referenced in the applicable pay-off letter;

(iii)    a written certificate signed by an authorized officer of Seller setting forth the true and correct amount of unpaid Seller’s Transaction Expenses as of the Closing Date, with payment instructions for each payee to whom any Seller Transaction Expenses are owed;

(iv)    a duly executed copy of each of the Transaction Documents other than this Agreement as signed on behalf of Seller;

(v)    an instrument of release signed by an authorized officer of Seller, on behalf of all of the Seller Parties, whereby each Seller Party shall, as of the Closing Date, unconditionally and irrevocably release and discharge the Target Companies from any and all claims, demands, liens, actions, suits, causes of action, obligations, controversies, debts, costs, attorneys’ fees, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, at law, in equity or otherwise, whether known or unknown, suspected or unsuspected, fixed or contingent or choate or inchoate, and whether or not concealed or hidden, which each Seller Party ever had, then has or thereafter can, shall or may have against the Target Companies for, upon or by reason of any matter, fact or circumstance occurring or arising at any time prior to the Closing Date; provided, however, such instrument of release shall not affect any rights that a Seller Party may have pursuant to this Agreement or any other Transaction Documents;

(vi)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the shareholders of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions of the shareholders of Seller adopted in connection with the transactions contemplated hereby and thereby;

(vii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions of the board of directors of Seller adopted in connection with the transactions contemplated hereby and thereby;

(viii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents and certificates to be delivered hereunder and thereunder.

(ix)    a good standing certificate (or its equivalent) for each of the Target Companies from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which such Target Company is organized;

(x)    a certificate signed by an authorized officer of Seller pursuant to Treasury Regulations Section 1.1445-2(b) certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(xi)    evidence satisfactory to Buyer that the Contracts and other arrangements and relationships with each of the sales agents, representatives and distributors listed on Section 5.17 of the Disclosure Schedules have been terminated;

(xii)    the Old Receivables List; and

(xiii)    all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.03 of this Agreement.

Section 2.04    Working Capital Purchase Price Adjustment; Final Cash Payment.

(a)    Closing Adjustment.

(i)    At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement (“Estimated Closing Working Capital Statement”), calculated in a manner consistent with the sample calculation of Working Capital in

Schedule 2.04(a), setting forth its good faith estimate of (x) Closing Working Capital (the “Estimated Closing Working Capital”) and (y) the amount of Cash reasonably expected as of the open of business on the Closing Date taking into account Seller’s covenant set forth in Section 5.13 (the “Estimated Cash Amount”), which statement shall contain an estimated balance sheet of the Target Companies, on a consolidated and consolidating basis, as of the Closing Date (without giving effect to the transactions contemplated herein), and a certificate of the Chief Financial Officer of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)    The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital plus the Estimated Cash Amount. If the Closing Adjustment is a positive number, the Purchase Price to be paid at the Closing shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price to be paid at the Closing shall be reduced by the amount of the Closing Adjustment.

(b)    Post-Closing Adjustment.

(i)    Within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (“Closing Working Capital Statement”), calculated in a manner consistent with the sample calculation of Working Capital in Schedule 2.04(a), setting forth its calculation of Closing Working Capital and the final amount of Cash as of the opening of business on the Closing Date (the “Final Cash Amount”), which statement shall contain a balance sheet of the Target Companies, on a consolidated basis, as of the Closing Date (without giving effect to the transactions contemplated herein), and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)    The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital plus the Final Cash Amount minus the Estimated Closing Working Capital minus the Estimated Cash Amount. If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c)    Examination and Review.

(i)    Examination. After receipt of the Closing Working Capital Statement, Seller shall have forty-five (45) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Target Companies, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Target Companies.

(ii)    Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)    Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants selected by Buyer and Seller other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. If Disputed Amounts are submitted to the Independent Accountant, Seller and Buyer shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the Disputed Amounts as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the Disputed Amounts based solely on the applicable definitions and other terms in this Agreement and the presentations by Seller and Buyer, and not by independent review. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively. The determination of Disputed Amounts by the Independent Accountant shall be final and binding on the parties.

(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by Buyer and 40% of the costs would be borne by Seller.

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)    Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid as follows: (1) if payable by Buyer, by wire transfer of immediately available funds to the same account of Seller that the Closing Payment was wired at the Closing and (2) if payable by Seller, such amount shall be paid by wire transfer of immediately available funds to an account designated by Buyer to Seller.

Section 2.05    338(g) Make-Whole Payment. If Buyer chooses to make a Section 338(g) Election with respect to any one or more of the foreign Company Subsidiaries as authorized pursuant to Section 6.05(b), then the Purchase Price shall be increased to fully compensate Seller for the estimated increase in Tax liability attributable to the Section 338(g) Election with respect to such foreign Company Subsidiaries (the “338(g) Make-Whole Payment”). The determination of the amount of the 338(g) Make-Whole Payment with respect to any foreign Company Subsidiary shall be governed by the following provisions:

(a)    Initial Exploratory Process Controlled by Buyer. From and after the Closing, Buyer may engage its professional tax advisers to organize, review and analyze the tax and other records of any of the foreign Company Subsidiaries as may be necessary to estimate the 338(g) Make-Whole Payment for such foreign Company Subsidiaries.

(b)    Seller’s Cooperation Upon Request of Buyer. From time to time after the Closing, upon request of Buyer, but subject to Section 2.05(g), Seller will, and will cause its tax advisors to, reasonably cooperate with Buyer and Buyer’s tax advisers in connection with the efforts described in Section 2.05(a) to estimate the 338(g) Make-Whole Payment for any foreign Company Subsidiaries. Seller’s cooperation will include, upon request, (i) providing to Buyer or Buyer’s tax advisers information or data relating to any foreign Company Subsidiaries that may be in the possession of Seller or Seller’s tax advisers, (ii) reviewing preliminary, informal drafts of estimates of the 338(g) Make-Whole Payments for any foreign Company Subsidiaries that may be provided to Seller and (iii) providing non-binding cooperative comments with respect to any such preliminary, informal drafts of the estimated 338(g) Make-Whole Payments to assist in developing an estimate of the 338(g) Make-Whole Payment for any foreign Company Subsidiary that is more likely to be mutually acceptable to Buyer and Seller.

(c)    Technical Requirements for the Calculation of the 338(g) Make-Whole Payment. For purposes of calculating the 338(g) Make-Whole Payment, the Tax liability estimated to be incurred by Seller in the transaction contemplated hereunder with one or more Section 338(g) Elections shall be compared to the Tax liability estimated to be incurred by Seller in a hypothetical benchmark transaction without any Section 338(g) Elections, assuming that, with respect to the hypothetical benchmark transaction and notwithstanding anything in the Allocation Schedule to the contrary, the following statements are accurate:

(i)     the Company made a Section 338(h)(10) Election pursuant to Section 6.05(a);

(ii)    Buyer complied with Section 6.05(d) with regard to distributions and deemed distributions by foreign Company Subsidiaries prior to January 1, 2017; and

(iii)    a portion of the Tax Consideration was allocated to the Old Receivables held by the foreign Company Subsidiaries without any discount (i.e., at book value).

(d)     Buyer’s Formal Proposal of a 338(g) Make-Whole Payment. At any time after the Closing, Buyer may provide to Seller a written statement (“338 Statement”) setting forth an estimated amount of the 338(g) Make-Whole Payment with respect to a Section 338(g) Election for any designated Company Subsidiaries. The 338 Statement must include the elements of the calculation of the 338(g) Make-Whole Payment as described in Section 2.05(c).

(e)    Examination and Review.

(i)    Examination. After receipt of a 338(g) Statement, Seller shall have sixty (60) days from the date the 338(g) Statement is received or until May 15, 2017, whichever is later (the “338 Review Period”) to review the 338 Statement. During the 338 Review Period, Seller and Seller’s tax advisers shall have full access to the books and records of the Target Companies, the personnel of, and work papers prepared by, Buyer and/or Buyer’s tax advisers to the extent that they relate to the 338 Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the 338 Statement as Seller may reasonably request for the purpose of reviewing the 338 Statement and to prepare a 338 Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Target Companies.

(ii)    Objection. On or prior to the last day of the 338 Review Period, Seller may object to the 338 Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “338 Statement of Objections”). If Seller fails to deliver the 338 Statement of Objections before the expiration of the 338 Review Period, the 338(g) Make-Whole Payment reflected in the 338 Statement shall be deemed to have been accepted by Seller. If Seller delivers the 338 Statement of Objections before the expiration of the 338 Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the 338 Statement of Objections (the “338 Resolution Period”), and, if the same are so resolved within the 338 Resolution Period, the 338(g) Make-Whole Payment, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)    Buyer’s Option. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the 338 Statement of Objections before expiration of the 338 Resolution Period, then Buyer may elect, by notice to Seller, to (A) withdraw the proposal to make the Section 338(g) Election or (B) seek a resolution of any amounts remaining in dispute as provided in Section 2.05(e)(iv).

(iv)    Resolution of Disputes. If Buyer makes the election pursuant to Section 2.05(e)(iii)(B), then any amounts remaining in dispute (“338 Disputed Amounts” and any amounts not so disputed, the “338 Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants selected by Buyer and Seller other than Seller’s Accountants or Buyer’s Accountants (the “338 Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the 338 Disputed Amounts only and make any adjustments to the 338(g) Make-Whole Payment. If the 338 Disputed Amounts are submitted to the 338 Independent Accountant, Seller and Buyer shall each furnish to the 338 Independent Accountant such work papers, schedules and other documents and information relating to the 338 Disputed Amounts as the 338 Independent Accountant may reasonably request. The 338 Independent Accountant shall resolve the 338 Disputed Amounts based solely on the applicable definitions and other terms in this Agreement and the presentations by Seller and Buyer, and not by independent review. The parties hereto agree that all adjustments shall be made without regard to materiality. The 338 Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each 338 Disputed Amount must be within the range of values assigned to each such item in the 338 Statement and the 338 Statement of Objections, respectively.

(v)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Buyer.

(vi)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the 338(g) Make-Whole Payment shall be conclusive and binding upon the parties hereto.

(f)    Payment of 338(g) Make-Whole Payment Under Dispute. If (x) Seller has provided a 338 Statement of Objections for any 338 Statement and (y) the 338 Disputed Amounts have not yet been resolved in accordance with the provisions of Section 2.05(e), then Buyer shall have the right to make the Section 338(g) Election described in such 338 Statement by paying to Seller a 338(g) Make-Whole Payment that meets the requirements in the 338 Statement of Objections; provided, however, if the finally determined 338(g) Make-Whole Payment should later be determined, pursuant to the provisions of Section 2.05(e), to be less than the amount paid by Buyer to Seller, then Seller shall refund to Buyer the amount by which the payment to Seller exceeds such finally determined 338(g) Make-Whole Payment.

(g)     Post-Closing 338(g) Professional Fees. Buyer shall pay and reimburse to Seller all Post-Closing 338(g) Professional Fees. Seller shall provide, from time to time, to Buyer copies of underlying invoices or other reasonably requested documents evidencing the amount of any Post-Closing 338(g) Professional Fees, and Buyer shall, within thirty (30) days following receipt of any such invoices or other documents, reimburse Seller for the amount of such Post-Closing 338(g) Professional Fees.

Section 2.06    Adjustments for Tax Purposes. Any payments made pursuant to Sections 2.04 and 2.05 shall be treated as an adjustment to the Tax Consideration to the extent applicable, unless otherwise required by Law.

Section 2.07    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived by the party entitled to waive the same (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Gardere Wynne Sewell LLP, 2000 Wells Fargo Plaza, 1000 Louisiana Street, Houston, TX 77002, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.08    Old Receivables List. On the Closing Date, Seller shall deliver to Buyer a complete and reasonably detailed list (the “Old Receivables List”) of all receivables of the Target Companies that are more than one hundred twenty (120) days old from invoice date as of the open of business on the Closing Date (the “Old Receivables”).

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules (as added, supplemented, or amended pursuant to Section 5.16), Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

Section 3.01    Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 3.02    Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Texas and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not result in the Target Companies suffering or incurring a Material Loss. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03    Capitalization.

(a)    The authorized capital stock of the Company consists of 3,000 shares of common stock, par value one hundred dollars ($100.00), of which 1,550 shares are issued and outstanding and constitute the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)    All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04    Subsidiaries.

(a)    Section 3.04 of the Disclosure Schedules lists (i) each of the Company Subsidiaries, (ii) the number of authorized, issued and outstanding shares of capital stock of each Company Subsidiary that is a corporation (or a list of outstanding ownership interests for other entities) and (iii) the jurisdiction of organization of each of the Company Subsidiaries.

(b)    All the outstanding shares of capital stock or other equity interests of each of the Company Subsidiaries have been validly issued in compliance with applicable Laws, are fully paid and non-assessable, have not been issued in violation of any agreement, arrangement or commitment to which Seller or any of the Target Companies are a party, and are owned of record by the Company free and clear of any Encumbrances. There are no outstanding options, warrants, calls, rights or any other agreements relating to the sale, issuance or voting of any shares of the capital stock or other equity interests of any of the Company Subsidiaries, or any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock or other equity interests of any Company Subsidiary.

(c)    Each Company Subsidiary is a corporation (or other type of organization as indicated in Section 3.04 of the Disclosure Schedules) duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Each Company Subsidiary has all necessary organizational power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. Section 3.04 of the Disclosure Schedules sets forth the jurisdictions in which each of the Company Subsidiaries is licensed or qualified to do business, and each Company Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not result in the Target Companies suffering or incurring a Material Loss.

(d)    There is no corporation, limited liability company, partnership or other type of entity in which the Company, directly or indirectly, owns any equity interest other than the Company Subsidiaries.

Section 3.05    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller or any of the Target Companies; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or any of the Target Companies; (c) excluding Environmental Permits which are addressed in Section 3.19(b) and except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, result in the acceleration of any Material Contract or any Permit affecting the properties, assets or business of any of the Target Companies, except, in the cases of clauses (b) and (c), where any such violation, breach, conflict, default, acceleration or failure to give notice would not result in the Target Companies incurring or suffering a Material Loss. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or any of the Target Companies in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) such filings as may be required under the HSR Act and as set forth in Section 3.05 of the Disclosure Schedules and (ii) any consent, approval, Permit, Governmental Order, declaration, filing or notice that, by failing to satisfy the requirement associated therewith, would not result in the Target Companies incurring or suffering a Material Loss.

Section 3.06    Financial Statements. Complete copies of the audited financial statements, on a consolidated and consolidating basis, of the Target Companies consisting of the balance sheet of the Target Companies as at March 31 in each of the years 2014, 2015 and 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the 12-month fiscal years then ended (the “Audited Financial Statements”), and unaudited financial statements, on a consolidated and consolidating basis, consisting of the balance sheet of the Target Companies as at August 31, 2016 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the 5-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been made available to Buyer. The Interim Financial Statements have been prepared on a consistent basis with prior periods and are subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Target Companies, and fairly present in all material respects the financial condition of the Target Companies as of the respective dates they were prepared and the results of the operations of the Target Companies for the periods indicated. The balance sheet of the Target Companies as of March 31, 2016 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Target Companies as of August 31, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP for all of the Target Companies.

Section 3.07    Debt; Undisclosed Liabilities.

(a)    Section 3.07 of the Disclosure Schedules contains a correct and complete list of all Company Debt.

(b)    The Target Companies have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto) (“Liabilities”) that would result in the Target Companies incurring or suffering a Material Loss other than those (i) specifically reflected on and fully reserved against in the Interim Balance Sheet, (ii) arising from Contracts entered into in the Ordinary Course of Business (other than Liabilities that result from, arise out of, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement or violation of law), (iii) which have been incurred in the Ordinary Course of Business since the Interim Balance Sheet Date and which are not, individually, material in amount, (iv) listed in Section 3.07(b) of the Disclosure Schedules and (v) created pursuant to this Agreement.

Section 3.08    Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the Ordinary Course of Business or otherwise permitted by this Agreement, including, without limitation, those provisions herein relating to the Excluded Assets, there has not been, with respect to any of the Target Companies, any:

(a)    event, occurrence or development that has had a Material Adverse Effect;

(b)    amendment of the charter, by-laws or other organizational documents of any of the Target Companies;

(c)    split, combination or reclassification of any shares of its capital stock;

(d)    issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)    declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)    material change in any method of accounting or accounting practice of any of the Target Companies, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g)    material change in any of the Target Companies’ cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)    incurrence, assumption or guarantee of any indebtedness for borrowed money, except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

(i)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet, except in the Ordinary Course of Business;

(j)    transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Company Intellectual Property or Company IP Agreements that are material to the business or operations of the Target Companies;

(k)    acceleration, termination, material modification to or cancellation of any Material Contract to which any of the Target Companies is a party or by which it is bound;

(l)    material capital expenditures, other than in the Ordinary Course of Business, including, without limitation, purchases of rental tools, inventory or supplies;

(m)    imposition of any Encumbrance other than Permitted Encumbrances upon any of the properties, capital stock or assets, tangible or intangible, of any of the Target Companies, other than in the Ordinary Course of Business;

(n)    material increase of the salary or other compensation of any officers, directors, consultants or independent contractors of the Target Companies, other than as provided for in any written Contracts or required by applicable Law;

(o)    (i) grant of any material bonuses, whether monetary or otherwise, or material increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants, other than annual pay raises in the Ordinary Course of Business or as provided for in any written agreements or required by applicable Law or (ii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(p)    hiring or promoting any person except to fill a vacancy or in the Ordinary Course of Business;

(q)    adoption, termination or material modification of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant (other than in the Ordinary Course of Business), (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union,;

(r)    any loan to (or forgiveness of any loan to) any of its shareholders or current or former directors, officers and employees;

(s)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(u)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of one hundred fifty thousand dollars ($150,000), individually (in the case of a lease, per annum) or five hundred thousand dollars ($500,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), other than in the Ordinary Course of Business, including, without limitation, purchases of rental tools, inventory or supplies;

(v)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(w)    action by any of the Target Companies to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(x)    any Contract to do any of the foregoing or any other action that would result in any of the foregoing.

Section 3.09    Material Contracts.

(a)    Section 3.09(a) of the Disclosure Schedules lists the following Contracts involving the Target Companies (such Contracts, together with Contracts concerning the occupancy, management or operation of Real Property set forth on Section 3.10(b) of the Disclosure Schedules and the Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)    all Contracts of the Target Companies with any customer for the sale or delivery of any goods or services and any associated guaranties, performance bonds and bank guaranties in an amount greater than or equal to two hundred fifty thousand dollars ($250,000) per fiscal year, other than any purchase order issued in the Ordinary Course of Business for the sale or delivery of goods or services in the amount of less than one million dollars ($1,000,000);

(ii)    all Contracts of the Target Companies with any supplier for the purchase of any goods or services and any associated guaranties, performance bonds and bank guaranties in an amount greater than or equal to two hundred fifty thousand dollars ($250,000) per fiscal year, other than any purchase order issued in the Ordinary Course of Business for the purchase of goods or services in the amount of less than one million dollars ($1,000,000);

(iii)    all Contracts that require any of the Target Companies to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions in an amount greater than or equal to fifty thousand dollars ($50,000) per fiscal year;

(iv)    all Contracts that provide for the indemnification by any of the Target Companies of any Person or the assumption of any Tax, environmental or other Liability of any Person creating obligations in an amount greater than or equal to two hundred fifty thousand dollars ($250,000) in any fiscal year;

(v)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)    all broker, distributor, dealer, manufacturer’s representative, franchise and agency Contracts to which the Company is or, within sixty days prior to the execution of this Agreement, was a party, including, without limitation, all sales representative or sales agency agreements in which the Company appoints a third party to sell the Company’s products or services;

(vii)    all employment agreements and Contracts with employees, independent contractors or consultants (or similar arrangements) who provide personal services to which any of the Target Companies is a party, other than any agreements or Contracts that (A) involve annual compensation of less than $50,000 individually or $250,000 in the aggregate or (B) may be cancelled by the applicable Target Company without penalty and without more than sixty (60) days’ notice;

(viii)    except for Contracts relating to trade receivables or payables, all Contracts relating to Debt of any of the Target Companies;

(ix)    all Contracts with any Governmental Authority to which any of the Target Companies is a party;

(x)    all Contracts that limit the ability of any of the Target Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)    any Contracts to which any of the Target Companies is a party that provide for any joint venture, partnership or similar arrangement by such Target Company;

(xii)    all Contracts between or among any of the Target Companies on the one hand and Seller or any Affiliate of Seller (other than the Target Companies) on the other hand;

(xiii)    all collective bargaining agreements or Contracts with any Union to which any of the Target Companies is a party; and

(xiv)    other than any purchase order issued in the Ordinary Course of Business for the sale, delivery or purchase of goods or services in the amount of less than one million dollars ($1,000,000), any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09, which shall include, without limitation, any Contract involving aggregate consideration in excess of two hundred fifty thousand dollars ($250,000) unless such Contract can be cancelled by the Company without penalty and without more than sixty (60) days’ notice.

(b)    Each Material Contract is valid and binding on the Target Company party thereto in accordance with its terms and is in full force and effect. Except as set forth on Section 3.09(b) of the Disclosure Schedules, (i) none of the Target Companies and, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Material Contract, except for such breaches or defaults that would not result in the Target Companies incurring or suffering a Material Loss and (ii) no Target Company has provided or received any notice of any intention to terminate any Material Contract. No event or circumstance has occurred that would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration thereunder. Complete and correct copies of each Material Contract (including all material modifications, amendments and supplements thereto and material waivers thereunder) have been made available to Buyer.

Section 3.10    Title to Assets; Real Property.

(a)    The Target Companies have good and valid (and, in the case of the Owned Real Property, good and marketable or indefeasible, as applicable, fee simple) title to, or a valid leasehold, easement or other interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)    those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii)    liens for Taxes not yet due and payable;

(iii)    inchoate mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business securing obligations that are not delinquent and which are not, individually or in the aggregate, material to the business of the Target Companies;

(iv)    easements, rights of way, zoning ordinances and other similar encumbrances affecting any Owned Real Property which are not, individually or in the aggregate, materially adverse (i) to the continued use and operation of such Owned Real Property in the manner that it is currently being used or (ii) the business of the Target Companies;

(v)    other than with respect to any of the Owned Real Property, Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Target Companies; and

(vi)    with respect to each parcel of Material Real Property, (i) those matters listed on Section 3.10(a)(vi) of the Disclosure Schedules for such parcel of Material Real Property and (ii) those Encumbrances affecting such parcel of Real Property, if any, that (A) were not created by, through or under any of the Target Companies and (B) to the Seller’s Knowledge do not exist.

(b)    Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) the Target Company that owns, leases or subleases such property; (iii) if such property is leased or subleased, the landlord under the lease, the base rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iv) to Seller’s Knowledge, all Real Property appurtenant to such parcel of Real Property; and (v) the current use of such Real Property. With respect to Owned Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Target Company acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller or any of the Target Companies and relating to such Owned Real Property. With respect to leased or subleased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases or subleases creating the applicable Target Company’s interest in such Real Property. None of the Target Companies is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Real Property. The use and operation of the Real Property in the conduct of the business of the Target Companies do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property, other than the Material Real Property (for which Buyer will rely on the surveys provided pursuant to Section 5.09(b)), encroach on real property owned or leased by a Person other than one of the Target Companies. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11    Condition and Sufficiency of Assets. The machinery, equipment and other items of tangible personal property of the Target Companies that are (i) used in any of the manufacturing processes of the Target Companies or (ii) rented to, or used to provide services for, customers are in good operating condition and repair and are adequate for the uses to which they are being put and are not in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Target Companies, together with all other properties and assets of the Target Companies, are sufficient for the continued conduct of the business of the Target Companies after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Target Companies as currently conducted in all material respects. The Vehicles are not necessary for the continued conduct of the business of the Target Companies after Closing in substantially the same manner as conducted prior to Closing.

Section 3.12    Intellectual Property.

(a)    Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the business or operations of the Target Companies. Any Company Intellectual Property that is not Owned Company Intellectual Property is denoted as such in Section 3.12(a) of the Disclosure Schedules. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and, to Seller’s Knowledge, all Company IP Registrations are otherwise in good standing. Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b)    Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements. Seller has provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Target Company party thereto in accordance with its terms and is in full force and effect. None of the Target Companies and, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any Company IP Agreement, except for such breaches or defaults that would not result in a Material Loss to the Target Companies. No Target Company has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)    The Target Companies are the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record owner of all right, title and interest in and to, all of the Owned Company Intellectual Property that is material to the current business or operations of the Target Companies, and have the valid right to use all other Intellectual Property used by any Target Companies that is material to the current business or operations of the Target Companies, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)    The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the right of the Target Companies to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business or operations of the Target Companies as currently conducted, except where any such loss, impairment, payment of additional amounts or failure to obtain such required consent would not result in the Target Companies incurring or suffering a Material Loss.

(e)    The rights of the Target Companies in the Company Intellectual Property are valid, subsisting and enforceable in all material respects. The Target Companies have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property. Without limiting the generality of the foregoing, the Company’s trade names, “TIW” and “Texas Iron Works”, are the sole and exclusive property of the Company, and none of the Seller Parties owns or claims any ownership interest in, or any right to use, such trade name.

(f)    The conduct of the business of the Target Companies as currently and formerly conducted, and the products, processes and services of the Target Companies, have not infringed, misappropriated, diluted or otherwise violated, and do not currently infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person, except where any such infringement, misappropriation, dilution or other violation would not result in the Target Companies incurring or suffering a Material Loss. Except as set forth on Section 3.12(g) of the Disclosure Schedules, to Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)    Except as set forth on Section 3.12(g) of the Disclosure Schedules, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened in writing (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by any of the Target Companies; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the rights of the Target Companies with respect to any Company Intellectual Property; or (iii) by any of the Target Companies or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. The Target Companies are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13    Inventory. All inventory of the Target Companies reflected in the Interim Balance Sheet consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Target Companies free and clear of all Encumbrances other than Permitted Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Target Companies. Section 3.13 of the Disclosure Schedules contains a true and correct list of all inventory of the GE Hydril Line of Products owned by the Target Companies.

Section 3.14    Accounts Receivable. Except with respect to Old Receivables, the accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof and up to and including the Closing Date (a) have arisen from bona fide transactions entered into by one of the Target Companies involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the applicable Target Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date and up to and including the Closing Date, on the accounting records of the Company, are collectible in full within sixty (60) days from due date. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date and up to and including the Closing Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15    Customers and Suppliers.

(a)    Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to any of the Target Companies for goods or services rendered in an amount greater than or equal to $1,000,000 per year for any of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. No Target Company has received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with such Target Company.

(b)    Section 3.15(b) of the Disclosure Schedules sets forth (i) each supplier to whom any of the Target Companies has paid consideration for goods or services rendered in an amount greater than or equal to $250,000 per year for any of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. No Target Company has received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to such Target Company or to otherwise terminate or materially reduce its relationship with such Target Company.

Section 3.16    Insurance; Performance Bonds.

(a)    Section 3.16(a) of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates (including the Target Companies) and relating to the assets, business, operations, employees, officers and directors of the Target Companies (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Neither the Seller nor any of its Affiliates (including the Target Companies) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of any of the Target Companies. To Seller’s Knowledge, all such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as described in Section 3.16(a) of the Disclosure Schedules, there are no claims for which any of the Target Companies have received written notice related to the business of the Target Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of Seller or any of its Affiliates (including the Target Companies) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts sufficient for compliance with all applicable Laws and Contracts to which any of the Target Companies is a party or by which it is bound.

(b)    Section 3.16(b) of the Disclosure Schedules sets forth a list and brief description of all surety, performance or bid bonds or similar guarantees of the Target Companies outstanding as of the date hereof with respect to the operation of their respective businesses and such surety, performance or bid bonds and guarantees are in full force and effect.

(c)    Except as set forth on Section 3.16(c) of the Disclosure Schedules, to Seller’s Knowledge, no event has occurred or circumstances exist that may reasonably be expected to give rise to, or serve as a basis for, any claim on any Insurance Policy that has not been submitted to the insurer under such Insurance Policy, except where the failure to so submit would not result in the Target Companies incurring or suffering a Material Loss.

Section 3.17    Legal Proceedings; Governmental Orders.

(a)    There are no Actions, excluding Actions involving environmental matters, which are addressed in Section 3.19, pending or, to Seller’s Knowledge, threatened against or by any of the Target Companies, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b)    Excluding those concerning environmental matters, which are addressed in Section 3.19, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting any of the Target Companies or any of its properties or assets.

Section 3.18    Compliance With Laws; Permits.

(a)    Each of the Target Companies has in the past four years complied, and is now complying, with all Laws, excluding applicable Environmental Laws, which are addressed in Section 3.19(a), applicable to it or its business, properties or assets, except where the failure to comply would not result in the Target Companies incurring or suffering a Material Loss.

(b)    Except as would not result in the Target Companies incurring or suffering a Material Loss, all Permits, excluding Environmental Permits, which are addressed in Section 3.19(b), required for each of the Target Companies to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to each of the Target Companies, including the names of the Permits and their respective dates of issuance and expiration. To Seller’ Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

(c)    The Target Companies have, at all times prior to the date of this Agreement, complied in all material respects with Laws relating to (i) money laundering, drug trafficking, terrorist related activities or other money laundering predicate crimes, including, without limitation, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities and (ii) bribery and improper payments, including, without limitation, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

(d)    None of the Target Companies has, prior to the date of this Agreement, offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Authority or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Authority in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Authority to do or omit to do any act in violation of the Governmental Authority’s lawful duty, or (iii) inducing a Governmental Authority or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation in any material respects of any applicable Law (including, without limitation, the U.S. Foreign Corrupt Practices Act) or the terms of any Material Contract.

(e)    The Target Companies have at all times within the five years prior to the date of this Agreement complied in all material respects with all statutory and regulatory requirements of the Laws implemented, overseen or regulated by OFAC and any other Laws involving or relating to customs, export control, trade sanctions, terrorism or boycotts. No Target Company is a party to any Contract (or has engaged in any transaction or other business within the five years prior to the date of this Agreement) involving the sale of goods or services, directly or indirectly, to (i) any end user in a country subject to sanctions enforced by OFAC, including the government or any of sub-division thereof, agents, representatives or residents thereof or any entity formed, based or resident therein (or any agent thereof) or (ii) any Person that is included, at the time of the relevant transaction, in the list of “Specially Designated Nationals” and “Blocked Persons” published by the United States Department of the Treasury or any other restricted Person, as may be promulgated by the United States government from time to time.

Section 3.19    Environmental Matters.

(a)    Except as set forth on Section 3.19(a) of the Disclosure Schedules and except as would not result in the Target Companies incurring or suffering a Material Loss, each of the Target Companies is currently and has been in compliance with all Environmental Laws. None of the Target Companies and the Seller has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)    Each of the Target Companies has obtained and is in compliance, in all material respects, with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of its business or assets, except where the absence of such Environmental Permits would not result in the Target

Companies incurring or suffering a Material Loss. All such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law. To Seller’s Knowledge, there is no condition, event or circumstance that might prevent or materially impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Target Companies as currently carried out. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and, to Seller’s Knowledge, there is no condition, event or circumstance that might prevent or materially impede the transferability of the same, nor has Seller or any of the Target Companies received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c)    No real property currently or, to Seller’s Knowledge, formerly owned, operated or leased by any of the Target Companies is listed on, or has been publicly proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d)    Except as described in Section 3.19(d) of the Disclosure Schedules, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Target Companies or any real property currently or formerly owned, operated or leased by any of the Target Companies that could reasonably be expected to give rise to an Environmental Claim other than any such Environmental Claim that would not result in the Target Companies incurring or suffering a Material Loss. Except as described in Section 3.19(d) of the Disclosure Schedules, neither the Target Companies nor Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Target Companies (including soils, groundwater, surface water, buildings and other structures located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller or any of the Target Companies other than any such Environmental Claim or violation that would not result in the Target Companies incurring or suffering a Material Loss.

(e)    Section 3.19(e) of the Disclosure Schedules contains, to Seller’s Knowledge, a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by any of the Target Companies.

(f)    Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of the Target Companies or Seller and, to Seller’s Knowledge, by any predecessors as to which any of the Target Companies or Seller may retain liability, other than any such facilities or locations as to which the retained liability would not result in the Target Companies incurring or suffering a Material Loss. Unless otherwise disclosed in Section 3.19(f) of the Disclosure Schedules, none of these facilities or locations has been placed or, to Seller’s Knowledge, publicly proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and neither Seller nor any of the Target Companies has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by any of the Target Companies or Seller.

(g)    Neither Seller nor any of the Target Companies has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h)    Seller has provided or otherwise made available to Buyer or listed in Section 3.19(h) of the Disclosure Schedules, except where subject to attorney-client privilege: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Target Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or any of the Target Companies related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes); provided, however, if materials that would otherwise be provided to Buyer pursuant to the provisions of this Section 3.19(h) are withheld from Buyer due to the existence of the attorney-client privilege, a brief description of the withheld material has been included in Section 3.19(h) of the Disclosure Schedules in a manner that does not waive such attorney-client privilege.

Section 3.20    Employee Benefit Matters.

(a)    Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by any of the Target Companies for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of any of the Target Companies or any spouse or dependent of such individual, or under which any of the Target Companies or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.20(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Seller has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by any of the Target Companies primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”). Section 3.20(a) of the Disclosure Schedule also correctly sets forth the CIC Plan Amount.

(b)    With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c)    Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in material compliance with its respective terms and with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject any of the Target Companies or any of their ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to a tax or penalty under Section 4975 of the Code other than any such penalty or tax that will not result in the Target Companies suffering or incurring a Material Loss. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(d)    Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any liability (other than a liability that will not result in the Target Companies suffering or incurring a Material Loss) under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to Benefit Plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)    With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f)    None of the Target Companies has any commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g)    Other than as required under Section 601 et. seq. of ERISA or other applicable Law or except as set forth on Section 3.20(g) of the Disclosure Schedules, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h)    With respect to each Benefit Plan, there have been no violations of the Patient Protection and Affordable Care Act, the Health Care and Education Reconciliation Act of 2010, or the Health Insurance Portability and Accountability Act of 1996, Section 4980B of the Code or Sections 601 through 608 of ERISA, other than any violations that will not result in the Target Companies suffering or incurring a Material Loss.

(i)    Except as set forth on Section 3.20(i) of the Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(j)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. None of the Target Companies has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k)    Each individual who is classified by any of the Target Companies as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan, other than misclassifications that would not, on a combined basis, result in the Target Companies suffering or incurring a Material Loss.

(l)    Except as required by applicable Law or as otherwise set forth on Section 3.20(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of any of the Target Companies to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of any of the Target Companies to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

(m)    Each Non-U.S. Benefit Plan has been established, administered and maintained in compliance with its terms and with all applicable foreign Laws, other than any instances of non-compliance that would not, on a combined basis, result in the Target Companies suffering or incurring a Material Loss. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions. Notwithstanding the foregoing provisions of this Section 3.20, this Section 3.20(m) shall be the sole and exclusive representation with respect to all Non-U.S. Benefit Plans.

Section 3.21    Employment Matters.

(a)    Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees of the Target Companies, or are independent contractors or consultants providing personal services to the Target Companies, as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date (except that if the Company does not have the exact hire date of any employee, the hire date is marked as “estimated” based on the best information currently available), (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) the office at which such individual is located; and (vii) the Target Company with which such individual is employed or serves as an independent contractor or consultant. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of any of the Target Companies for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement) and, except as set forth on Section 3.21(a) of the Disclosure Schedules, there are no outstanding agreements, understandings or commitments of any of the Target Companies with respect to any compensation, commissions or bonuses.

(b)    Each of the Target Companies is not, and has not in the past four years been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and, to Sellers’s Knowledge, has not in the past four years been any Union representing or purporting to represent any employee of any of the Target Companies, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought in the past four years to organize employees for the purpose of collective bargaining. There has never been, nor has there been in the past four years any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting any of the Target Companies or any of their respective employees. None of the Target Companies has any duty to bargain with any Union.

(c)    Except as set forth on Section 3.21(c) of the Disclosure Schedules, each of the Target Companies is and has in the past four years been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any of the Target Companies as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of each of the Target Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against any the Target Companies pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of such Target Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d)    To the extent there has been a “plant closing” or “mass layoff” (as that term is defined under the WARN Act), each of the Target Companies in the past four years has complied with the WARN Act, and it has no plans to undertake any action before the Closing Date that would trigger employee notice obligations under the WARN Act.

Section 3.22    Taxes.

(a)    With respect to filing Tax Returns and paying Taxes:

(i)    Each of the Target Companies has timely filed, or will timely file (taking into account extensions of time in which to file), with the appropriate Governmental Authority all Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by each of the Target Companies (whether or not shown on any Tax Return) have been, or will be, timely paid.

(ii)    The Seller Group has timely filed, or will timely file (taking into account extensions of time in which to file), with the appropriate Governmental Authority all income Tax Returns that it is required to file on or before the Closing Date for each taxable period when the Company was a member of the Seller Group. All such Tax Returns are, or will be, true, complete and correct in all material respects. All income Taxes due and owing by any member of the Seller Group (whether or not shown on any Tax Return) have been, or will be, timely paid for any taxable period when the Company was a member of the Seller Group.

(b)    Each of the Target Companies has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    No claim has been made in writing by any taxing authority in any jurisdiction where any of the Target Companies does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    Except in connection with an examination disclosed on Section 3.22(f) of the Disclosure Schedules, no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any of the Target Companies.

(e)    The amount of the Liability of the Target Companies for unpaid Taxes for all periods ending on or before Interim Balance Sheet Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Liability of the Target Companies for unpaid Taxes for all periods following the end of the period covered by the Interim Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)    Section 3.22(f) of the Disclosure Schedules sets forth:

(i)    a list of examinations completed by the taxing authorities during the past seven years; and

(ii)    those taxable years for which examinations by taxing authorities are presently being conducted.

(g)    All deficiencies asserted, or assessments made, against any of the Target Companies as a result of any examinations by any taxing authority have been fully paid, except for amounts being contested in good faith related to any ongoing examinations disclosed on Section 3.22(f) of the Disclosure Schedules.

(h)    Except as set forth on Section 3.22(h) of the Disclosure Schedules, none of the Target Companies is a party to any Action by any taxing authority, and there are no pending or threatened Actions by any taxing authority.

(i)    Seller has made available to Buyer in Seller’s electronic data room copies of (x) the portion of Seller’s federal Tax Returns relating to the Target Companies for taxable periods since December 31, 2008, (y) all state, local or foreign Tax Returns of each of the Target Companies since December 31, 2008 and (z) any audit report or statement of deficiencies assessed against, agreed to by, or with respect to any Target Company for all Tax periods ending after December 31, 2008.

(j)    There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any of the Target Companies.

(k)    The Target Companies are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement that will survive Closing.

(l)    To Seller’s Knowledge, no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to any of the Target Companies during the last seven years.

(m)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. Each Target Company is not and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(n)    Except as set forth on Section 3.22(n) of the Disclosure Schedules, neither the Company nor any Company Subsidiary that is incorporated in the United States:

(i)    has, or has ever had, a permanent establishment in any country outside the United States

(ii)    is, or has ever been, subject to Tax in a jurisdiction outside the United States

(iii)    has entered into a gain recognition agreement during the last six years pursuant to Treasury Regulation Section 1.367(a)-8; or

(iv)    has transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(o)    None of the Target Companies is or has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p)    None of the Target Companies is or has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q)    Seller is eligible to make an election under Section 338(h)(10) of the Code with respect to the sale of the Shares, and no consent is required from any third party with respect to such election.

(r)    There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(s)    Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which each of the Target Companies is subject to Tax, is engaged in business or has a permanent establishment.

(t)    No property owned by any of the Target Companies is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(u)    None of the Target Companies is a party to any joint venture, partnership or other agreement, contract or arrangement (whether in writing or orally) which could be treated as a partnership for federal income tax purposes.

(v)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement, including the adoption of the CIC Plan, will (i) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (ii) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(w)    Section 3.22(w) of the Disclosure Schedules sets forth each power of attorney granted by any Target Company concerning any Tax matter that will survive Closing.

(x)    None of the Target Companies is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any compensation arrangements that would otherwise not be deductible under Applicable Law.

(y)    No election under Code Section 336(e) (or any predecessor provisions) has been made with respect to the Company or any of its assets.

(z)    Subject to the Company’s industry-standard document retention procedures, the Target Companies have maintained all documents and records relating to Taxes as are required by Law or otherwise necessary and proper and have complied with all legislation regarding the same.

(aa)    None of the assets of the Company (i) is tax-exempt use property within the meaning of Code Section 168(h), (ii) directly or indirectly secures any debt the interest on which is exempt under Code Section 103(a) or (iii) is property subject to Code Section 168(f).

(bb)    The Company (i) has never been a personal holding company under Code Section 542 and (ii) has never been subject to the accumulated earnings Tax described in Code Section 531.

(cc)    Buyer shall not be required to deduct or withhold from the Purchase Price any Taxes under any provision of Tax Law.

Section 3.23    Books and Records. The books and records of the Target Companies (including, without limitation, the stock record book) are in all material respects complete and correct and have been maintained in accordance with good business practice and reflect a true record of all minutes of meetings or proceedings of, or written consents of, its stockholders and board of directors.

Section 3.24    Brokers. Except for PPHB LP no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.25    Banks; Power of Attorney. Section 3.25 of the Disclosure Schedule contains a complete and correct list of the names and locations of all banks in which each of the Target Companies has or maintains an account of any type or kind (or safe deposit boxes), together with the account numbers for each such bank account (or box number for any safe deposit box) and the names of all persons authorized to draw on or otherwise have access to each such bank account (or safe deposit box).

Section 3.26    Full Disclosure. To Seller’s Knowledge, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.03    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04    Brokers. Except for Evercore Group L.L.C., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05    Sufficiency of Funds. On a combined basis, Buyer and its Subsidiaries have and will maintain, through a combination of cash on hand and funds available under existing lines of credit, funds sufficient to make the Closing Payment and satisfy all other costs and expenses in connection herewith.

Section 4.06    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07    Independent Evaluation. Buyer is sophisticated, experienced and knowledgeable in the oil field services business and is aware of the risks of such business. In making its decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied or shall rely solely on (i) its own independent investigation and evaluation of Company and the advice of its own legal, tax, economic, environmental, engineering, advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any Representatives of Seller or Company; and (ii) the express written representations and warranties of Seller set forth in Article III of this Agreement (including related portions of the Disclosure Schedules) and neither Seller nor any other Person has made any representation or warranty as to Seller, Company or the Shares, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V.

COVENANTS

Section 5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise permitted by this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause each of the Target Companies to, (x) conduct the business of the Target Companies in the Ordinary Course of Business; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company; provided, however, Seller’s compliance with its obligations in Section 5.20 shall not be a violation of its covenants in this Section 5.01 in any respect. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)    cause each of the Target Companies to preserve and maintain all of its Permits in all material respects;

(b)    use its commercially reasonable efforts to cause each of the Target Companies to pay its debts, Taxes and other obligations when due;

(c)    use its commercially reasonable efforts to cause each of the Target Companies to maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)    use its commercially reasonable efforts to cause each of the Target Companies to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)    cause each of the Target Companies to defend and protect its properties and assets in all material respects from infringement or usurpation;

(f)    cause each of the Target Companies to perform in all material respects all of its obligations under all Material Contracts;

(g)    cause each of the Target Companies to maintain its books and records in the Ordinary Course of Business;

(h)    cause each of the Target Companies to comply in all material respects with all applicable Laws;

(i)    cause the Company not to amend, change, or supplement the CIC Plan; and

(j)    cause each of the Target Companies not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02    Access to Information. From the date hereof until the Closing and subject to applicable Law, Seller shall, and shall cause the Target Companies to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Target Companies, except where such records are subject to attorney-client privilege or confidentiality restriction of third parties that cannot be waived after reasonable efforts by Seller; provided, however, if Buyer is not afforded access to any materials due to the existence of the attorney-client privilege, a brief description of the withheld material shall be provided to Buyer in a manner that does not waive such attorney-client privilege; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to any of the Target Companies as Buyer or any of its Representatives may reasonably request; (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Target Companies and (d) afford Buyer and its Representatives with free access, during normal business hours and upon reasonable advance notice, to those officers, employees, consultants, sales agents, distributors or other Representatives of any of the Target Companies to whom Buyer reasonably requests access. Reference is made to the fact that Buyer’s access to the Real Property, properties, or premises, shall be subject to the terms of that certain Access Agreement entered into by and between Buyer and Seller before the execution of this Agreement. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.03    No Solicitation of Other Bids.

(a)    During the term of this Agreement, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Target Companies) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Target Companies) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any of the Target Companies; (ii) the issuance or acquisition of shares of capital stock or other equity securities of any of the Target Companies; or (iii) the sale, lease, exchange or other disposition of any significant portion of the properties or assets of the Target Companies.

(b)    Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04    Notice of Certain Events.

(a)    From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)    any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller or any of the Target Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)    Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05    Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of each of the Target Companies at least two (2) Business Days prior to the Closing.

Section 5.06    Confidentiality.

(a)    From and after the Closing, Seller shall, and shall cause each of the Seller Parties to hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning any of the Target Companies, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of the Seller Parties or their respective Representatives; or (b) is lawfully acquired by Seller, any of the Seller Parties or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of the Seller Parties or their respective Representatives are compelled to disclose by judicial or administrative process or by other requirements of Law any information that is restricted pursuant to the provisions of this Section 5.06(a), then Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

(b)    From and after the Closing, Buyer shall, and shall cause each of Buyer’s Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning Seller, except to the extent that Buyer can show that such information (a) is generally available to and known by the public through no fault of Buyer or any of Buyer’s Affiliates or their respective Representatives; or (b) is lawfully acquired by Buyer or any of Buyer’s Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Buyer or any of Buyer’s Affiliates or their respective Representatives are compelled to disclose by judicial or administrative process or by other requirements of Law any information that is restricted pursuant to the provisions of this Section 5.06(b), then Buyer shall promptly notify Seller in writing and shall disclose only that portion of such information which Buyer is advised by its counsel in writing is legally required to be disclosed, provided that Buyer shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07    Non-competition; Non-solicitation.

(a)    For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall cause each of the Seller Parties to not, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have a material interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any of the Target Companies and their respective customers or suppliers. Notwithstanding the foregoing, Seller and each of the Seller Parties may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or such Seller Party is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, five percent (5%) or more of any class of securities of such Person.

(b)    During the Restricted Period, Seller shall not, and shall cause each of the Seller Parties to not, directly or indirectly, hire or solicit any employee of any of the Target Companies or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, that nothing in this Section 5.07(b) shall prevent Seller or any of its Affiliates from hiring any former employee after one hundred eighty (180) days have elapsed from the date of termination of employment and nothing in this Section 5.07(b) shall prevent any of the Seller Parties from running general employment advertisements not targeted at any such employees.

(c)    During the Restricted Period, Seller shall not, and shall cause each of the Seller Parties to not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any of the Target Companies or their respective potential clients or customers for purposes of diverting their business or services from any of the Target Companies.

(d)    Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated by a court of competent jurisdiction to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then such court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.08    Governmental Approvals and Consents.

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act as set forth in Section 5.08(b)) required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    Without limiting the generality of the parties’ undertakings in this Section 5.08, within five (5) Business Days after the date of this Agreement, the parties will prepare and simultaneously file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder. Each party agrees to respond as promptly as reasonably practicable to any inquiries, including responses to requests for additional information and documentary material (“Second Request”), from the DOJ or the FTC concerning such filings and to substantially comply with the filing requirements of the HSR Act. Each party shall cooperate with the other and shall promptly furnish all information to the other that is necessary in connection with such party’s compliance with the HSR Act. The parties shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other in advance with respect to all responses thereto. Subject to the provisions of Section 5.08(g), the parties shall use commercially reasonable efforts to take such actions as may be reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated by this Agreement.

(c)    Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules, if any.

(d)    Without limiting the generality of the parties’ undertakings in this Section 5.08, each of the parties hereto shall use all commercially reasonable efforts to:

(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any agreement or document contemplated hereby;

(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any agreement or document contemplated hereby; and

(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any agreement or document contemplated hereby has been issued, to have such Governmental Order vacated or lifted.

(e)    Each of the parties agrees to use commercially reasonable efforts to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to this Agreement and the Transaction Documents, (ii) to the extent not prohibited by such Governmental Authority, not participate independently in any such meeting without first giving the other party (or the other party’s respective outside counsel) an opportunity to attend and participate in such meeting, (iii) to the extent practicable, give the other party reasonable advance notice of all oral communications with any Governmental Authority relating to this Agreement and the Transaction Documents, (iv) if any Governmental Authority initiates an oral communication regarding this Agreement and the Transaction Documents, promptly notify the other party of the substance of such communication and (v) provide each other party with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other party in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings regarding this Agreement and the Transaction Documents but excluding (x) any interactions between one party or its Representatives with Governmental Authorities in the Ordinary Course of Business, (y) any disclosure not permitted by Law and (z) any disclosure containing confidential information) with a Governmental Authority regarding this Agreement and the Transaction Documents. Each party may, as it deems advisable and necessary, designate any competitively sensitive materials provided to the other party under this Section 5.08 as “outside counsel only. “ Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(f)    If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which any of the Target Companies is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Target Companies in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its best efforts to provide the applicable Target Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, such Target Company shall assume all obligations and burdens thereunder.

(g)    Notwithstanding the foregoing, nothing in this Section 5.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer, the Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.09    Real Property Matters.

(a)    Seller has delivered, or caused the Title Company to deliver, to Buyer a commitment for title insurance or owner’s preliminary report on title for each parcel of Owned Real Property described in Section 5.09(a) of the Disclosure Schedules (the “Material Real Property”), which also includes as insured tracts all recorded easements and other rights created by recorded instrument that benefit and are appurtenant to such Material Real Property (each, a “Title Commitment”), on and subject to the following:

(i)    The Title Commitment for each parcel of Material Real Property was delivered with legible and complete copies of all exceptions and matters referred to therein and contains a commitment of the Title Company to issue an owner’s title insurance policy that meets the requirements set forth in Section 5.09(a)(ii) for each parcel of Material Real Property (each, a “Title Policy” and collectively, the “Title Policies”).

(ii)    The Title Policy for each parcel of Material Real Property shall be issued (x) with respect to property situated in the State of Texas, on the promulgated form Owner Policy of Title Insurance, and (y) with respect to property located anywhere in the United States other than Texas, on the most current form of ALTA fee owner’s title insurance policy, with each such Title Policy insuring good and marketable or indefeasible (as applicable) fee simple title of the applicable Target Company in such Material Real Property (and appurtenant rights), with liability in the amount of the allocated value of the subject Material Real Property described in Section 5.09(a) of the Disclosure Schedules, and including such affirmative coverages and endorsements as Buyer may require.

(b)    If not previously provided, within ten (10) days after the date of this Agreement, Seller shall deliver an up-to-date ALTA Land Title Survey for each parcel of Material Real Property (each, a “Survey”), acceptable to Buyer in form and substance, reflecting all matters shown on the Title Commitment for such parcel of Material Real Property, prepared by a surveyor licensed in the jurisdiction where such Material Real Property is located, completed in accordance with the “Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (Effective February 23, 2016),” including items 1-4, 6, 7(a), 7(b)(1), 7(b)(2), 8-11, 13, 14 and 16-18 of “Table A” thereof, and certified to the Target Company that owns such parcel of Material Real Property, Buyer, the Title Company and any other parties designated by Buyer.

(c)    Seller shall pay the costs and expenses of each Title Commitments and Survey, whether or not the transactions contemplated under this Agreement are consummated. At Closing, (i) Seller shall pay the base premiums of the Title Policies and one-half of all title search, escrow and closing fees charged by the Title Company in connection with the Closing and

(ii) Buyer shall pay the cost of any modifications or endorsements to the Title Policies requested by Buyer and one-half of all title search, escrow and closing fees charged by the Title Company in connection with the Closing.

Section 5.10    Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Target Companies to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.11    Public Announcements. Buyer or Seller may, in connection with the execution of this Agreement, make a press release or other public communication or announcement and any filings required to be made by such party pursuant to applicable Law or by the rules of any stock or commodities exchange that are binding upon such party; provided however, (i) the party making such release, communication, or announcement provides the other party reasonable opportunity to review and comment on any such release, communication, or announcement and (ii) no press release or other public communication or announcement issued by either party shall include a reference to the amount of the Purchase Price (unless required by applicable Law or by the rules of any stock or commodities exchange that are binding upon the party issuing such release) without the approval of the other party; provided, further, however, regulatory filings (such as an 8-K, 10-Q or 10-K) required to be filed by a party pursuant to applicable Law may include a reference to the amount of the Purchase Price without the prior approval of the other party. Except for the foregoing, all press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed by such party.

Section 5.12    Names. At the Closing, Buyer shall be indirectly acquiring any and all claims to or rights in the trademarks, service marks, trade names, brand names and logos of each of the Target Companies as listed on Section 3.12(a) of the Disclosure Schedules (collectively, the “TIW Names”), including, without limitation, the names “TIW Corporation” and “Texas Iron Works”. Seller covenants and agrees, for itself and all of the other Seller Parties, that the Seller Parties shall, immediately following the Closing, cease to use the TIW Names (or anything deceptively similar thereto) on any signage, stationery, invoices, contracts, brochures, websites, advertisements or in any other written form.

Section 5.13    Cash Balances. To the extent reasonably practicable and not otherwise restricted by any Governmental Authority, applicable Law or Contract to which any Target Company is a party or bound, Seller shall cause each Target Company to distribute to the Seller, as a dividend, prior to the Closing such amount of Cash, if any, as may be necessary to reduce the amount of Cash in the Target Companies as of the opening of business on the Closing Date to be no more than $3,000,000; provided, however, to the extent Cash remains in the Target Companies at the Closing, Buyer shall remit to Seller immediately following the Closing an amount equal to such Cash.

Section 5.14    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Without limiting the foregoing, Buyer agrees that, following the Closing, it will, and it will cause the Target Companies to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by Seller to give effect to the assignment and transfer of the Excluded Assets to Seller (or its designated Affiliate) as contemplated pursuant to the proviso in Section 5.01.

Section 5.15    Employment Matters. Buyer shall not, and shall cause each Target Company not to, at any time prior to the 61st day following the Closing Date, without fully complying with any notice and other requirements of the WARN Act, effectuate (a) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of any Target Company, or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of any Target Company.

Section 5.16    Amendment to Disclosure Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until Closing to add to, supplement or amend that portion of the Disclosure Schedules that relate to the representations and warranties of Seller set forth in Article III with respect to any matter hereafter arising which, if existing on the date hereof, would have been required to be set forth or described in such portion of the Disclosure Schedules; provided, however, notwithstanding the foregoing, Seller may not add to, supplement or amend the Disclosure Schedules for any matter hereafter arising that occurs or exists by reason of or in connection with a breach by Seller of any of its covenants in this Agreement. Any such addition, supplement or amendment to the Disclosure Schedules shall include no less information than has been included in the Disclosure Schedules for the same or similar types of disclosures, and Seller shall revise any such addition, supplement or amendment to reflect any reasonable requests from Buyer in order to provide a more precise description of the information being added or changed in the Disclosure Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.03(a) have been fulfilled, the Disclosure Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date hereof and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto, and such information shall not cure any breach of the applicable representation and warranty of Seller for purposes of whether the conditions set forth in Section 7.03(a) have been fulfilled; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be deemed to have been included on the Disclosure Schedules for the purposes of Article VIII and Buyer shall not be entitled to make a claim that such matter has not been disclosed pursuant to the terms of this Agreement or otherwise and Buyer shall be deemed to have irrevocably waived any right to indemnification under Article VIII with respect to such matter.

Section 5.17    Termination of Certain Sales Agents. Seller has terminated, or shall terminate before the Closing Date, the Contracts and all other arrangements and relationships with each of the sales agents, representatives and distributors listed on Section 5.17 of the Disclosure Schedules.

Section 5.18    Provisions Related to the Old Receivables. From and after the Closing, the following provisions shall apply:

(a)    Continued Collection Efforts. Buyer shall, and shall cause the Target Companies to, use commercially reasonable efforts to collect the Old Receivables. For purposes of the foregoing, the phrase “commercially reasonable efforts” shall mean those efforts that Buyer expends in connection with the collection of its own accounts receivable of the same size and type in the ordinary course of business; provided, however, (i) neither Buyer nor the Company shall be required to file a lawsuit, arbitral proceeding or other legal action against any account debtor in connection with the efforts to collect any Old Receivables and (ii) any write off or write down of any Old Receivables on the books and records of Buyer or the Target Companies will not modify, reduce or otherwise alter the efforts required to be expended in the collection of those Old Receivables.

(b)    No Settlement or Compromise. Buyer shall not, and shall not permit the Company to, settle, agree to defer or otherwise compromise any Old Receivables without the prior written consent of Seller.

(c)    Seller’s Consultation Right. Stephen Pearce, or such other Representative of Seller as may be designated from time to time by written notice to Buyer, shall be entitled to consult with Buyer regarding the collection of the Old Receivables, and Buyer shall furnish to Seller or its designated Representative such data and information related to the Old Receivables as Seller may reasonably request.

(d)    Reporting. Buyer will provide to Seller a written report (“Old Receivables Report”) (i) within thirty (30) days of each calendar month for a period of 18 months following the Closing Date and (ii) within thirty (30) days of each calendar quarter thereafter; in each case setting forth (x) the amount of funds collected on the Old Receivables during such calendar month or calendar quarter, whichever is applicable, (or, with respect to the calendar month in which the Closing occurs, the portion of the calendar month that follows the Closing) and (y) the remaining unpaid balance of each of the Old Receivables as of the last day of such calendar month or calendar quarter, whichever is applicable.

(e)    Payments to Seller. Simultaneously with the delivery of each Old Receivables Report, Buyer shall pay to Seller, based upon the amount of funds collected on the Old Receivables as reported in such Old Receivables Report, an amount determined in accordance with the following provisions:

(i)    For those amounts received on the Old Receivables within 18 months of the Closing Date, Buyer shall pay 100% to Seller of such amounts; and

(ii)    For those amounts received on the Old Receivables more than 18 months after the Closing Date, Buyer shall pay 50% to Seller of such amounts.

(f)    Buyer’s Options After Four Years. For a period of 60 days from and after the fourth (4th) anniversary of the Closing Date (“Old Receivables Option Period”), Buyer will have the right, by written notice to Seller, to irrevocably choose one of the following options, upon such election the Old Receivables Option Period shall automatically expire:

(i)    Buyer may elect to make a single payment to Seller in an amount equal to thirty percent (30%) of the then total outstanding balance of the Old Receivables. If Buyer elects the option in this Section 5.18(f)(i), then (x) Buyer shall pay to Seller, within ten (10) Business Days following delivery of the written notice from Buyer to Seller electing such option, an amount equal to thirty percent (30%) of the total outstanding balance of the Old Receivables and (z) Buyer will have no further obligations to Seller pursuant to this Section 5.18 after payment of the amount required to be paid pursuant to clause (x) of this Section 5.18(f)(i).

(ii)    Buyer may elect to cause the Company to assign to Seller all of the Old Receivables to the extent of the remaining unpaid balances thereof; provided, however, such assignment shall be made without any warranty other than a warranty of title that no Encumbrances on the Old Receivables have been created after the Closing by, through or under Buyer, the Company or any of their respective Affiliates (except for any Encumbrances created with the approval of Seller or released at the time of such assignment). If Buyer elects to assign the Old Receivables pursuant to this Section 8.10(f)(ii), Seller agrees and covenants with Buyer that Seller will not, without the prior written consent of Buyer, thereafter:

(A)    transfer or assign any of the Old Receivables to any other Person without Buyer’s prior written consent; provided, however, Seller may, without Buyer’s written consent, transfer or assign all or any portion of the Old Receivables to an Affiliate of Seller, provided, further, however, Seller shall not, upon any such assignment to an Affiliate of Seller, be released from the obligation to comply, or cause its assignee to comply, with the covenants in this Section 5.15(f)(ii) with respect to the Old Receivables;

(B)    file a lawsuit, arbitral proceeding or other legal action against any account debtor in connection with the efforts to collect any Old Receivables; or

(C)    in exercising any collection efforts with respect to the Old Receivables, take any action or make any communications that could be reasonably expected to damage the business or operations of the Company or Buyer.

If Buyer elects the option in this Section 5.18(f)(ii), then Buyer will have no further obligations to Seller pursuant to this Section 5.18 after completion of the assignment of the Old Receivables by Buyer to Seller; provided, however, that with respect to any amounts received by Buyer on an Old Receivable following the assignment to Seller of such Old Receivable pursuant to this Section 5.18(f)(ii), Buyer shall pay 50% of such amounts to Seller within ten (10) Business Days of Buyer’s receipt thereof.

(iii)    Buyer may elect to retain ownership of the Old Receivables and indefinitely thereafter, for as long as any Old Receivables remain outstanding, continue to comply with the obligations set forth in this Section 5.18, including the obligation to pay to Seller 50% of amounts received on the Old Receivables.

(g)    Failure to Make Election. For those amounts received on the Old Receivables during the Old Receivables Option Period, Buyer shall pay 50% of such amounts to Seller. If Buyer should fail to provide written notice to Seller by the end of the Old Receivables Option Period as to which of the options in Section 5.18(f) that Buyer has elected to choose, then Buyer shall be deemed to have elected to choose the option in Section 5.18(f)(iii).

(h)    Adjustments to Purchase Price. Any payments made pursuant to Section 5.18 shall be treated as an adjustment to the Tax Consideration to the extent applicable, unless otherwise required by Law.

(i)    Right of Set-Off. If, at the time any payment is due and payable by Buyer to Seller under this Section 5.18, there are payments for Losses due and payable (or indemnification claims for Losses that have been properly asserted in writing by Buyer in good faith but not yet resolved) by Seller to Buyer under Article VI or VIII, and the aggregate amount of all such Losses exceeds the remaining balance of the Escrow Amount (such amount of Losses in excess of the remaining balance of the Escrow Amount, the “Allowed Set-Off Amount”), then Buyer shall have the right to offset, up to an amount not to exceed the Allowed Set-Off Amount, against any payment otherwise due and payable to Seller under this Section 5.18 by:

(i)    applying the Allowed Set-Off Amount towards the payment of any Losses which have been resolved pursuant to the indemnification obligations of Seller set forth in Article VI or Article VIII and which are currently due and payable by Seller to any Buyer Indemnitee; or

(ii)    depositing the Allowed Set-Off Amount into the Escrow Account (if it is still in place) or into a new escrow account with the Escrow Agent on substantially the same terms as applied to the Escrow Account (if the Escrow Account has been previously terminated).

The subsequent disbursement of any amounts deposited in a new escrow account pursuant to this Section 5.18(i) shall be governed by the provisions of Section 8.09(b) in the same manner as if such new escrow account was the Escrow Account.

Section 5.19    Closing Date Income Tax Receivables. From and after the Closing, Buyer shall, upon request of Seller from time to time, provide reasonable assistance in collecting any and all Closing Date Income Tax Receivables. If Buyer or the Target Companies should receive payment of any Closing Date Income Tax Receivables following Closing, Buyer shall remit, or cause the Target Companies to remit, such funds to Seller promptly following receipt thereof.

Section 5.20    Transfer of Excluded Assets.

(a)    Seller shall, prior to the Closing Date, (A) cause the Company to (i) transfer the Seller Office Building, the Corpus Christi Property and the 5151 Gasmer Property to Seller or other designees of Seller, in each case on an AS IS, WHERE IS basis pursuant to a Deed or other instrument of assignment approved by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed) in which the Company provides neither a warranty of title nor any warranty of condition or habitability and (ii) distribute to Seller the Vehicles on an AS IS, WHERE IS basis pursuant to an instrument of assignment approved by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed) in which the Company provides neither a warranty of title nor any warranty of condition and (B) otherwise cause the Target Companies to transfer all other Excluded Assets to Seller or its Affiliates. For U.S. federal income tax purposes, the Company’s transfer of the Excluded Assets shall be treated as a distribution to Seller in accordance with a plan of liquidation that also relates to and includes the deemed distribution to Seller arising as a result of the Section 338(h)(10) Election, in accordance with Treasury Regulations Section 1.338(h)(10)-1(d)(4).

(b)    Prior to the Closing, Seller shall:

(i)    Cause TIW Canada to transfer and assign all of its existing inventory (whether raw materials, work-in-process or finished goods) associated with the GE Hyrdril Line of Products to Waukesha-Pearce or other designees of Seller on an AS IS, WHERE IS basis pursuant to an instrument of assignment approved by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed) in which the Company provides neither a warranty of title nor any warranty of condition, provided that such transferee entity shall agree to assume all liabilities and obligations attributable to the transferred inventory, whether arising before, on, or after the date of such transfer and assignment;

(ii)    Cause TIW Canada to terminate, at the sole cost, risk and expense of Seller, employment of Darrell Faryna (a current TIW Canada employee overseeing the sale of the GE Hydril Line of Products in Canada), and cause Waukesha-Pearce or a new entity established by Seller to offer employment to him; and

(iii)    Cause TIW Canada to transfer and assign the franchise of the GE Hydril Line of Products and all related Contracts to Waukesha-Pearce or a new entity established by Seller.

(c)    From and for a period of four (4) calendar months following the Closing, Buyer shall cause TIW Canada to provide a storage facility to Waukesha-Pearce or a new entity established by Seller, as applicable, with sufficient capacity to store all inventory associated with the GE Hydril Line of Products transferred from TIW Canada.

Section 5.21    Six Month Lease at 5151 Gasmer. At the Closing, Seller will cause Seller or other designees of Seller, as the assignee of the 5151 Gasmer Property, to enter into a Lease Agreement with the Company in substantially the form of Exhibit I hereto, whereby Seller or such designees will lease the 5151 Gasmer Property to the Company for a term of six months.

Section 5.22    Relocation of Corpus Christi Inventory and Equipment. Prior to the Closing, Seller will cause all of the Company’s inventory and equipment located at the Corpus Christi Property to be moved to a Company facility within the United States approved by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed).

Section 5.23    No Change to CIC Plan. From and after the Closing, without first obtaining the prior written consent of Seller, Buyer shall not, and shall cause the Company not to, restate, amend, change or supplement the CIC Plan in any respect.

ARTICLE VI.

TAX MATTERS

Section 6.01    Tax Covenants.

(a)    Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may materially affect, or relate to, any of the Target Companies, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or any of the Target Companies in respect of any Post-Closing Tax Period; provided, however, that Seller shall not be obligated to obtain Buyer’s consent before taking positions required by Law or in the Ordinary Course of Business.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c)    Any and all existing Tax sharing agreements (whether written or not) binding upon any of the Target Companies shall be terminated as of the Closing Date. After such date the Seller Parties, the Target Companies and their respective Representatives shall not have any further liabilities thereunder.

(d)    Each party hereto shall not make an election under Code Section 336(e) (or any predecessor provisions) with respect to the Company or any of its assets.

Section 6.02    Filing of Tax Returns.

(a)    Seller’s Obligations.

(i)    Seller shall prepare and timely file, or cause to be prepared and timely filed, all Consolidated Returns that include the Target Companies and shall pay all Taxes due in respect of such Tax Returns. All such Tax Returns, to the extent they relate to the Target Companies, shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law) and in accordance with the Allocation Schedule. From and after the Closing, Buyer shall cause the Target Companies to provide Seller and its Affiliates in a timely fashion all filing information relating to the Company necessary for the preparation and filing of the Consolidated Returns.

(ii)    Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Target Companies for taxable periods that end on or before the Closing Date and that are required to be filed on or prior to the Closing Date (taking into account any extensions) other than Tax Returns described in Section 6.02(a)(i). All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law).

(b)    Buyer’s Obligations.

(i)    Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Target Companies for taxable periods that end on or before the Closing Date that are not described in Section 6.02(a) and for any Straddle Period. Any such Tax Return shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least thirty (30) days prior to the due date (including extensions) of such Tax Return.

(ii)    If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their commercially reasonable efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within ten (10) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant acting pursuant to this Section 6.02(b)(ii) shall be borne equally by Buyer and Seller.

(iii)    To the extent such Taxes are not included or reflected on the Closing Working Capital Statement, Seller shall pay to Buyer an amount equal to the portion of the Taxes with respect to any such Tax Returns described in Section 6.02(b) that relates to the Pre-Closing Tax Period (as determined pursuant to Section 6.04), at the later of five (5) Business Days prior to the due date (including extensions) of such Tax Returns or within five (5) Business Days after receipt of written demand therefor.

(iv)    The preparation and filing of any Tax Return of any Target Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.03    Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, and without duplication of any separate Tax payment obligation by Seller described herein, Seller shall indemnify the Target Companies, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VI; (c) all Taxes of any of the Target Companies or relating to the business of any of the Target Companies for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Target Companies (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any Person imposed on any of the Target Companies arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (f) those transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees for which the Seller is responsible under Section 6.01(b); and, in each of the foregoing cases, together with any out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of any of the Target Companies that are the responsibility of Seller pursuant to this Section 6.03 within thirty (30) days after payment of such Taxes by Buyer or any of the Target Companies. The indemnification under this Section 6.03 shall not be limited by any basket or cap.

Section 6.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05    Section 338 Elections.

(a)    Section 338(h)(10) Election. A timely election under Section 338(h)(10) of the Code (the “Section 338(h)(10) Election”) shall be made. The Company and Seller shall join with Buyer, and Buyer shall join with the Company and Seller, in making the Section 338(h)(10) Election. Buyer and Seller agree to take all necessary action to make the Section 338(h)(10) Election and file all applicable Tax Returns consistent with a Section 338(h)(10) Election.

(b)    Section 338(g) Election.

(i)    Subject to compliance with the provisions of Section 6.05(b)(ii), Buyer is authorized, after the Closing Date, to make an election under Section 338(g) of the Code with respect to any one or more foreign Company Subsidiaries classified as a corporation for United States Tax purposes (each, a “Section 338(g) Election”). Buyer and Seller agree to file all applicable Tax Returns consistent with each such Section 338(g) Election, if any.

(ii)    As a condition to Buyer’s right to make a Section 338(g) Election with respect to any foreign Company Subsidiary, Buyer must pay to Seller the amount of the 338(g) Make-Whole Payment as finally determined in accordance with the provisions of Section 2.05.

(c)    Allocation of Purchase Price. Consistent with the Section 338(h)(10) Election (and any Section 338(g) Election, if applicable), Seller and Buyer agree that the Tax Consideration shall be allocated among the assets of the Company for all applicable income Tax purposes (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within thirty (30) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer, the Target Companies and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. The Tax Consideration shall be adjusted to account for adjustments to the Purchase Price pursuant to Section 2.04 herein and such adjustments shall be allocated in a manner consistent with the Allocation Schedule.

(d)    2016 Distributions by Company Subsidiaries. Without first obtaining the prior written consent of Seller, Buyer shall cause all foreign Company Subsidiaries that are classified as corporations for United States Tax purposes not to make any distributions or any deemed distributions under Code Section 956 prior to January 1, 2017.

Section 6.06    Contests.

(a)    Notice of Tax Claims. Each party will promptly notify the other party in writing upon receipt by such party (or any of its Affiliates) of written notice of any pending or threatened audit, examination or proceeding by a Governmental Authority in respect of which an indemnity may be sought pursuant to this Article VI (a “Tax Claim”); provided, however, the failure of a party to give prompt notice shall not relieve the other party of any of its obligations under this Article VI except to the extent the other party can demonstrate actual prejudice as a result of such failure.

(b)    Tax Claims for Pre-Closing Periods. Seller may, at its own expense, participate in, and upon written notice to Buyer, assume the defense of any Tax Claim relating to any Pre-Closing Tax Period that ends on or prior to the Closing Date, if Seller has conclusively established in writing its obligation to indemnify the Target Companies, Buyer and their Affiliates with respect to such Tax Claim and all Losses related thereto and at all times conducts the defense of the Tax Claim in good faith and in a reasonably diligent manner.

(c)    Tax Claims for Straddle Periods. Seller will have the right to participate jointly with Buyer in representing the interests of the Target Companies in any Tax Claim relating to a Straddle Period, if and to the extent that such period includes any Pre-Closing Tax Period, and to employ counsel of its choice at its expense. Buyer and Seller agree to cooperate in the defense of any claim in such proceeding.

(d)    Seller Consolidated, Combined and Unitary Returns.

(i)    Notwithstanding anything in this Agreement to the contrary, Seller shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (A) any Tax Return of Seller or (B) any Tax Return of a consolidated, combined or unitary group that includes any member of the Seller Group.

(ii)    Seller shall include the income of the Company (including any deferred items required to be included in income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on Seller’s federal consolidated income Tax Returns for all periods through the end of the Closing Date and pay any federal income Taxes attributable to such income.

(e)    Right to Approve Settlement of Tax Claims. Buyer or its Affiliates may not settle, compromise or resolve any Tax Claim for any Pre-Closing Tax Period or Straddle Period without the consent of Seller, which consent shall not be unreasonably withheld or delayed. Seller may not settle, compromise or resolve any Tax Claim that could reasonably be expected to have an adverse effect on Buyer, the Company or any of their Affiliates, in any Tax period (or portion thereof) beginning after the Closing Date without the consent of Buyer, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, if notice is given to Seller of the commencement of any Tax Claim relating to any Pre-Closing Tax Period that ends on or before the Closing Date and Seller does not, within forty-five (45) days after Buyer’s notice is given, give notice to Buyer of its election to assume the defense thereof pursuant to Section 6.06(b), Seller shall be bound by any determination made in such Tax Claim or any compromise or settlement thereof effected by Buyer.

Section 6.07    Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of any of the Target Companies, including financial information through December 31, 2016 relating to the Target Companies as may be required for purposes of completing IRS Form 5471 or other similar Tax Returns to be filed by Seller. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Target Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target Companies for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.08    Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.09    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.10    Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    The filings of Buyer and Seller pursuant to the HSR Act shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)    Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 of the Disclosure Schedule, if any, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.04, the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Effect or Material Loss) or in all material respects (in the case of any representation or warranty not qualified by materiality, Material Adverse Effect or Material Loss) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    The representations and warranties of Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(c)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including, without limitation, delivery to Seller at the Closing of all agreements, instruments, documents and certificates specified in Section 2.03(a).

(d)    No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(e)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.

(f)    Seller shall have received the Tax Sharing Termination Agreement, dated the Closing Date and duly executed by all parties thereto.

Section 7.03    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)    Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality, Material Adverse Effect or Material Loss) or in all material respects (in the case of any representation or warranty not qualified by materiality, Material Adverse Effect or Material Loss) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)    The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date, including, without limitation, delivery to Buyer at the Closing of all agreements, instruments, documents and certificates specified in Section 2.03(b).

(d)    No Action shall have been commenced, and be continuing, against Buyer, Seller or any of the Target Companies, which restrains or prohibits any transaction contemplated hereby. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e)    All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules, if any, shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(f)    From the date of this Agreement, there shall not have occurred, and be continuing, any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(g)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.

(h)    Buyer shall have received resignations of the directors and officers of the Target Companies pursuant to Section 5.05.

(i)    Buyer shall have received the Title Policies in the form and content specified in Section 5.09(a)(ii), subject, in each case, only to Permitted Encumbrances and the Title Company’s standard printed exceptions.

(j)    Seller shall have taken all such actions as may be necessary to (A) terminate the Company’s participation in the Pearce Industries, Inc. 401(k) Retirement and Savings Plan (the “Pearce 401(k)”) immediately prior to the Closing, (B) 100% vest all Company Employees in their Pearce 401(k) account balances and (C) result in all Company Employees being considered to have incurred a severance from employment for purposes of their respective distribution rights pursuant to the Pearce 401(k) at the time of the Closing.

(k)    Buyer shall have received (x) the Property Rights Agreement, dated the Closing Date and duly executed by the Company and Waukesha-Pearce and (y) signed copies of the deeds, documents or instruments required by the terms of the Property Rights Agreement to be executed and delivered by the Company and Waukesha-Pearce at the time of the execution of the Property Rights Agreement.

(l)    Buyer shall have received the lease agreement in the form of Exhibit I, dated the Closing Date and duly executed by the Company and Waukesha-Pearce.

(m)    Buyer shall have received a fully signed copy of the deeds or other assignment instruments required pursuant to the provisions of Section 5.20(a), duly executed by the applicable Target Companies and the assignees under each such deed or instrument of assignment and (ii) evidence reasonably satisfactory to Buyer that all of the matters described in Section 5.20(b) have been completed.

(n)    Buyer shall have received a fully signed copy of an IP Agreement between the Company and each Designer.

ARTICLE VIII.

INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in

Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the Expiration Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.24, Section 4.01 and Section 4.04 shall survive indefinitely and (b) Section 3.19 shall survive for a period of five (5) years after the Closing. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02    Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Target Companies) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate, instrument or agreement delivered to Buyer by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or in any certificate, instrument or agreement delivered to Buyer by or on behalf of Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c)    the Unfunded Retirement Plan, including but not limited to all contributions or benefits accrued or are owed as of the Closing Date or that accrue or become owed after the Closing Date with respect to such plan;

(d)    the matters (x) described in Section 8.02(d)(x) of the Disclosure Schedules or (y) listed in Section 3.17 of the Disclosure Schedules (including those matters included in Section 3.17 of the Disclosure Schedules by cross-reference to other Sections of the Disclosure Schedules);

(e)    the termination of the Contracts and other relationships and arrangements with the sales agents, representatives and distributors listed in Section 5.17 of the Disclosure Schedules;

(f)    any of the Excluded Assets, including, without limitation, the presence of any Hazardous Materials on, under or at the 5151 Gasmer Property or the Corpus Christi Property; provided, however, Seller shall have no obligation to indemnify Buyer for any Release of

Hazardous Materials on, under or at the 5151 Gasmer Property caused by the Company’s operation during the term of the lease described in Section 5.21 of this Agreement; provided, further, however, absent gross negligence or willful misconduct on the part of the Buyer or the Target Company, Buyer shall not, for purposes of this provision, be deemed to have caused any Release of Hazardous Materials on, under or at the 5151 Gasmer Property that results from the continuation of operations in a manner consistent with those of the Target Companies prior to the Closing; or

(g)    any Seller Transaction Expenses.

Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate, instrument or agreement delivered to Seller by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than Article VI, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VI); or

(c)    any Liabilities arising out of the operation of the Company’s business after the Closing Date other than any Losses subject to the indemnification under Article VI or Section 8.02.

Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) for any individual claim in which the Losses relating to such claim (or series of claims arising from the same or substantially similar facts or circumstances) are less than $50,000.

(b)    Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) except to the extent that the aggregate amount of all Losses, excluding those Losses for which Seller is not liable to the Buyer Indemnitees by reason of the provisions of Section 8.04(a), in respect of indemnification under Section 8.02(a) exceeds $750,000 (the “Basket”), and then only to the extent such Losses exceed the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed twenty-two million and two hundred thousand dollars ($22,200,000) (the “Cap”).

(c)    Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) except to the extent that the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(d)    Notwithstanding the foregoing, the limitations set forth in Section 8.04(b) and Section 8.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of (x) any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.19, Section 3.24, Section 4.01 and Section 4.04 or (y) any intentional misrepresentations or fraud; provided, however, (i) the aggregate amount of Losses for which Seller shall be liable pursuant to (A) Section 8.02(a) by reason of any inaccuracy in or breach of the representation and warranty in Section 3.19 and (B) Section 8.02(f) relating to environmental matters shall not exceed seventy-four million dollars ($74,000,000) and (ii) the maximum aggregate amount of Losses for which Seller shall be liable under this Agreement shall not exceed one hundred forty-eight million dollars ($148,000,000).

(e)    For purposes of this Article VIII, in the event any inaccuracy in or breach of any representation or warranty shall occur, then the determination of Loss shall be determined without regard to any qualification as to materiality, Material Adverse Effect, Material Loss or other similar qualification contained in or otherwise applicable to such representation or warranty. The amount of any Losses subject to indemnification under this Agreement shall be reduced or reimbursed, as the case may be, by (i) any third party insurance proceeds and third party recoveries actually received by an Indemnified Party as a direct consequence of such Losses (“Applicable Insurance Recoveries”) and (ii) cash tax savings or refunds actually received as a direct consequence of such Losses by an Indemnified Party in the year of such Losses or the year immediately following such Losses (“Applicable Tax Recoveries” and, together with Applicable Insurance Recoveries, “Applicable Recoveries”); provided, however, no party shall have an obligation to seek any such Applicable Recoveries. If an Indemnified Party receives any Applicable Recoveries with respect to Losses that were the subject of indemnification under this Agreement at any time subsequent to the payment of such indemnification by the Indemnifying Party, then the Indemnified Party shall promptly reimburse or procure such reimbursement to the Indemnifying Party of the amount of such Applicable Recoveries.

(f)    Buyer shall, and shall procure that each Buyer Indemnitee shall, and Seller shall, and shall procure that each Seller Indemnitee shall, make commercially reasonable efforts to mitigate or minimize Losses under this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable under this Agreement; provided that such Indemnified Party shall not be required to incur extraordinary or unreasonable expense or risk to mitigate or minimize any such Losses. If an Indemnified Party fails to so mitigate an indemnifiable Loss under the preceding sentence, the Indemnifying Party shall have no liability for any portion of such Loss that would reasonably be expected to have been avoided had the Indemnified Party made such efforts.

Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party

Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party so determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the premises and personnel of any of the Target Companies and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of any of the Target Companies (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to the Prime Rate.

Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08    Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct or to seek and obtain any equitable relief to which any Person shall be entitled, other than any right to seek and obtain contribution from Seller Parties pursuant to CERCLA or other federal or state Environmental Law or common law, any right to which Buyer expressly waives.

Section 8.09    Escrow.

(a)    The Escrow Amount to be paid by Buyer at Closing to the Escrow Agent pursuant to Section 2.02(c) shall be deposited in an interest bearing account (“Escrow Account”) established and designated by the Escrow Agent, in accordance with the terms of the Escrow Agreement.

(b)    Any payment Seller is obligated to make to any Buyer Indemnitee pursuant to Article VI or this Article VIII, as may be finally determined pursuant to Article VI or this Article VIII, shall be satisfied first by release of funds to the Buyer Indemnitee from the Escrow Account by the Escrow Agent. Seller and Buyer agree to jointly provide notice to the Escrow Agent of any sums due and owing to any Buyer Indemnitee pursuant to Article VI or this Article VIII promptly following final determination of the sum so due and owing, and the amount paid by Escrow Agent shall accordingly reduce the Escrow Amount. On the Expiration Date, the Escrow Agent shall release the Escrow Amount (to the extent not utilized to pay Buyer Indemnitees for any indemnification claim due or owing in accordance with the terms of this Agreement) to Seller, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent in the Escrow Account) equal to the amount of claims for indemnification under Article VI or this Article VIII that have been asserted in writing prior to the Expiration Date but not yet resolved (“Unresolved Claims”). The Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay any Buyer Indemnitees for any such claims resolved in favor of such Buyer Indemnitees) upon their resolution in accordance with Article VI or this Article VIII, as applicable, and the terms of the Escrow Agreement.

(c)    Under no circumstances shall the deposit of the Escrow Amount into the Escrow Account or the provisions of this Section 8.09 serve to create (or imply an agreement to create) any type of limitation on the liabilities and obligations of Seller under this Agreement to the amount of funds held in Escrow Account. Seller’s liabilities under this Agreement shall apply irrespective of whether such liabilities may exceed the amount of funds held in Escrow Account as of any time.

Section 8.10    Effect of Investigation.

(a)    Except as provided in Section 8.10(b), Seller shall not be liable under Section 8.02(a) for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller if any of the Buyer Designees had actual knowledge of such inaccuracy or breach prior to the Closing; provided, however, if none of the Buyer Designees has actual knowledge of such inaccuracy or breach prior to the Closing, Buyer’s right to indemnification pursuant to Section 8.02(a) with respect thereto shall not be affected or deemed waived by reason of any Representative of Buyer, other than the Buyer Designees, having actual knowledge of such inaccuracy or breach prior to the Closing.

(b)    Notwithstanding the provisions of Section 8.10(a), the representations and warranties of Seller in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.19, Section 3.22 and Section 3.24, and Buyer’s right to indemnification pursuant to Section 6.03(a)

or Section 8.02(a), as applicable, with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of Buyer (including by any of its Representatives) or by reason of the fact that Buyer or any of its Representatives (including the Buyer Designees) knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of Buyer’s waiver of any condition set forth in Section 7.03.

Section 8.11    Disclaimer of Application of Anti-Indemnity Statutes. The parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities are not applicable to this Agreement or the transactions contemplated hereby.

Section 8.12    Waivers and Disclaimers.

(a)	EXPRESS NEGLIGENCE RULE. THE INDEMNIFICATION AND WAIVER PROVISIONS IN THIS ARTICLE VIII SHALL BE ENFORCEABLE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION, EXCEPT IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SUCH PERSON. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

(b)	EXCLUSIVE REPRESENTATIONS. BUYER HAS NOT RELIED UPON ANY REPRESENTATION, WARRANTY, STATEMENT, ADVICE, DOCUMENT, PROJECTION, OR OTHER INFORMATION OF ANY TYPE PROVIDED BY ANY OF THE SELLER PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT. IN DECIDING TO ENTER INTO THIS AGREEMENT, AND TO CONSUMMATE THE TRANSACTION, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN KNOWLEDGE, INVESTIGATION, AND ANALYSIS (AND THAT OF ITS AFFILIATES AND THEIR REPRESENTATIVES) AND NOT ON ANY DISCLOSURE OR REPRESENTATION MADE BY, OR ANY DUTY TO DISCLOSE ON THE PART OF, ANY OF THE SELLER PARTIES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT.

(c)	LIMITED DUTIES. ANY AND ALL DUTIES AND OBLIGATIONS WHICH A PARTY MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE ASSETS, THIS AGREEMENT, OR THE TRANSACTION ARE LIMITED TO THOSE IN THIS AGREEMENT. THE PARTIES DO NOT INTEND THAT THE DUTIES OR OBLIGATIONS OF ANY PARTY, OR THE RIGHTS OF ANY PARTY, WILL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER.

(d)	DISCLAIMERS. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED BY SELLER OTHERWISE IN ARTICLE III, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE ASSETS OR OPERATIONS OF THE TARGET COMPANIES, INCLUDING, WITHOUT LIMITATION, (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, AND (IV) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW NOW OR HEREAFTER IN EFFECT.

Section 8.13    No Duplication of Remedies. In no event shall either Seller or Buyer be entitled to duplicate compensation with respect to any claims or any breach of a representation, warranty, covenant or agreement herein asserted under the terms of this Agreement, even though such claim or breach may be addressed by more than one provision of this Agreement.

ARTICLE IX.

TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by Buyer by written notice to Seller if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within twenty (20) Business Days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within twenty (20) Business Days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by Outside Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)    by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in this Article IX and Section 5.06 and Article X hereof; and

(b)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE X.

MISCELLANEOUS

Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Buyer will be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, including responding to and resolving any Second Request.

Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Pearce Industries, Inc. 12300 South Main St, Houston, Texas 77035 Facsimile: 713-551-0781 E-mail: gmp@pearceind.com Attention: Gary M. Pearce, President

with a copy to:	Thompson & Knight LLP 333 Clay Street, Suite 3300 Houston, Texas 77002 Facsimile: 832-397-8068 E-mail: tim.samson@tklaw.com Attention: Timothy T. Samson

If to Buyer:	Dril-Quip, Inc. 6401 N. Eldridge Pkwy. Houston, TX 77041 Facsimile: 713-939-5329 E-mail: James_Webster@dril-quip.com Attention: Mr. James Webster, General Counsel

with a copy to:	Gardere Wynne Sewell LLP 2000 Wells Fargo Plaza, 1000 Louisiana Street Houston, TX 77002 Facsimile: 713-276-6769 E-mail: mrogers@gardere.com Attention: Michael F. Rogers

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06    Entire Agreement. This Agreement (together with the Schedules and Exhibits) and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its wholly-owned Subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder. Any attempted assignment or other transfer by a party of this Agreement in whole or in part, or assignment or other transfer by a party of any rights under this Agreement, or delegation or other transfer by a party of any obligations or duties under this Agreement, not in accordance with this Section 10.07 shall be deemed void and of no effect.

Section 10.08    No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF TEXAS IN EACH CASE LOCATED IN THE CITY OF HOUSTON AND COUNTY OF HARRIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY

WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby consent and agree to such injunctive relief, specific performance, and other equitable remedies.

Section 10.12    Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the Ordinary Course of Business or is required to be disclosed on the Disclosure Schedules. To the extent readily apparent on the face of any disclosure in the Disclosure Schedules that it would qualify another representation or warranty, such disclosure shall be deemed to qualify such other representation and warranty notwithstanding the lack of a specific cross-reference.

Section 10.13    Conspicuous. The parties agree that, to the extent required by applicable Law to be effective or enforceable, the provisions of this Agreement contained in Sections 8.12 and 10.10 and elsewhere in bold-type font are “conspicuous” for the purpose of any applicable Law.

Section 10.14    Waivers. Any failure by a party to comply with any of its obligations, agreements or conditions herein contained may be waived by the party or parties to whom such compliance is owed by an instrument signed by such party or parties and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this

Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 10.15    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

PEARCE INDUSTRIES, INC., a Delaware corporation

By:	/s/ Gary M. Pearce
Name:	Gary M. Pearce
Title	President

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

BUYER:

DRIL-QUIP, INC., a Delaware corporation

By:	/s/ Blake T. DeBerry
Name:	Blake T. DeBerry
Title	President and Chief Executive Officer

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]